Exhibit 4.1

tw telecom holdings inc.,

Company

tw telecom inc.,

Parent Company

THE SUBSIDIARY GUARANTORS PARTIES HERETO

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

Trustee

Indenture

Dated as of August 26, 2013

5.375% Senior Notes due 2022

CROSS-REFERENCE TABLE

TIA Sections	Indenture Sections

§ 310(a)(1)	7.10
(a)(2)	7.10
(b)	7.03; 7.08
§ 311(a)	7.03
(b)	7.03
§ 312(a)	2.04
(b)	11.02
(c)	11.02
§ 313(a)	7.06
(b)(2)	7.07
(c)	7.05; 7.06; 11.02
(d)	7.06
§ 314(a)	7.05; 11.02
(a)(4)	4.17; 11.02
(c)(1)	11.03
(c)(2)	11.03
(e)	4.17; 11.04
§ 315(a)	7.02
(b)	7.05; 11.02
(c)	7.02
(d)	7.02
(e)	6.11
§ 316(a)(1)(A)	6.05
(a)(1)(B)	6.04
(b)	6.07
(c)	9.03
§ 317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
§ 318(a)	11.01
(c)	11.01

Note: The Cross-Reference Table shall not for any purpose be deemed to be a part of the Indenture.

TABLE OF CONTENTS

Note: The Table of Contents shall not for any purpose be deemed to be a part of the Indenture.

ARTICLE SEVEN

TRUSTEE

INDENTURE, dated as of August 26, 2013, among tw telecom holdings inc., a Delaware corporation (the “Company”), tw telecom inc. (the “Parent Company”), the Subsidiary Guarantors (as defined herein) parties hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee (the “Trustee”).

RECITALS

The Company and the Guarantors have duly authorized the execution and delivery of this Indenture to provide for the issuance initially of $450 million aggregate principal amount of the Company’s 5.375% Senior Notes due 2022 (the “Notes”) issuable as provided in this Indenture. All things necessary to make this Indenture a valid agreement of the Company and the Guarantors, in accordance with its terms, have been done, and the Company has done all things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee hereunder and duly issued by the Company, valid obligations of the Company as hereinafter provided, and the Guarantors have done all things necessary to make the Parent Guarantee and the Subsidiary Guarantees valid obligations of the Guarantors as hereinafter provided.

AND THIS INDENTURE FURTHER WITNESSETH

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows.

ARTICLE ONE

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. Definitions.

“2023 Notes” means the $350 million in aggregate principal amount of the Company’s 6.375% Senior Notes due 2023 issued on the Closing Date.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided, however, that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

“Adjusted Consolidated Net Income” means, for any period, aggregate net income (or loss) of any Person and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided, however, that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

(1) the net income (or loss) of any other Person that is not a Restricted Subsidiary, except (A) with respect to net income, to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Restricted Subsidiaries by such other Person during such period and (B) with respect to net losses, to the extent of the amount of Investments made by such Person or any of its Restricted Subsidiaries in such other Person during such period;

(2) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (4)(C) of Section 4.04(a) (and in such case, except to the extent includible pursuant to clause (1) above), the net income (or loss) of any other Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with such Person or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such other Person are acquired by such Person or any of its Restricted Subsidiaries;

(3) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(4) any gains or losses (on an after-tax basis) attributable to Asset Sales;

(5) solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (4)(C) of Section 4.04(a), any amount paid or accrued as dividends (other than dividends to the extent paid or payable in shares of Capital Stock (other than Disqualified Stock) of such Person) on Preferred Stock of such Person or any Restricted Subsidiary owned by Persons other than such Person and any of its Restricted Subsidiaries;

(6) all extraordinary gains and extraordinary losses (on an after-tax basis); and

(7) any compensation expense paid or payable solely with Capital Stock (other than Disqualified Stock) of such Person or any options, warrants or other rights to acquire Capital Stock (other than Disqualified Stock).

“Adjusted Consolidated Net Tangible Assets” means the total amount of assets of the Parent Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom:

(1) all current liabilities of the Parent Company and its Restricted Subsidiaries (excluding intercompany items); and

(2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of the Parent Company and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the Commission or provided to the Trustee or posted pursuant to Section 4.18.

“Adjusted Net Cash Proceeds” has the meaning provided in Section 4.11.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means any Registrar, co-Registrar, Paying Agent, authenticating agent or agent for service of notices and demands.

“Agent Members” has the meaning provided in Section 2.07.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the excess of: (1) the present value at such redemption date of (i) the redemption price of such Note at October 1, 2017 (such redemption price being described in the first paragraph of section 5 of the Notes, exclusive of any accrued interest) plus (ii) all required interest payments due on such Note through October 1, 2017 (but excluding accrued and unpaid interest and liquidated damages, if any, to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (2) the then outstanding principal amount of such Note on such redemption date.

“Asset Acquisition” means:

(1) an investment by the Parent Company, the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Parent Company, the Company or any Restricted Subsidiary; or

(2) an acquisition by the Parent Company, the Company or any Restricted Subsidiary of the property and assets of any Person other than the Parent Company, the Company or any Restricted Subsidiary that constitute substantially all of a division or line of business of such Person.

“Asset Disposition” means the sale or other disposition by the Parent Company, the Company or any Restricted Subsidiary (other than to the Parent Company, the Company or another Restricted Subsidiary) of:

(1) all or substantially all of the Capital Stock of any Restricted Subsidiary; or

(2) all or substantially all of the assets that constitute a division or line of business of the Company or any of the other Restricted Subsidiaries.

“Asset Sale” means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Parent Company, the Company or any Restricted Subsidiary to any Person other than the Company or any other Restricted Subsidiary of:

(1) all or any of the Capital Stock of any Restricted Subsidiary;

(2) all or substantially all of the property and assets of an operating unit or business of the Parent Company, the Company or any Restricted Subsidiary; or

(3) any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of the Parent Company, the Company or any Restricted Subsidiary outside the ordinary course of business of the Parent Company, the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of this Indenture applicable to mergers, consolidations and sales of all or substantially all of the assets of the Parent Company or the Company; provided, however, that “Asset Sale” shall not include:

(A) sales or other dispositions of inventory, receivables and other current assets;

(B) sales, transfers or other dispositions of assets constituting a Restricted Payment permitted to be made under Section 4.04;

(C) sales, transfers or other dispositions of assets with a fair market value (as certified in an Officers’ Certificate) not in excess of $20 million in any transaction or series of related transactions;

(D) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would constitute property, assets or securities of the kind described in clause (1)(B) of Section 4.11(b); or

(E) for avoidance of doubt, issuances of Capital Stock of the Parent Company.

“Average Life” means, at any date of determination with respect to any Indebtedness, the quotient obtained by dividing

(1) the sum of the products of (A) the number of years from such date of determination to the dates of each successive scheduled principal payment of such Indebtedness and (B) the amount of such principal payment by

(2) the sum of all such principal payments.

“Board of Directors” means the Board of Directors of the Company, the Parent Company or any Subsidiary Guarantor, or any duly authorized committee thereof or Person acting in a similar capacity, as applicable.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Parent Company, the Company or any Subsidiary Guarantor, as applicable, to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York, or in the city of the Corporate Trust Office of the Trustee, are authorized by law to close.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Reference Closing Date or issued thereafter, including all Common Stock and Preferred Stock. For avoidance of doubt, “Capital Stock” does not include the Convertible Debentures.

“Capitalized Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means the discounted present value of the rental obligations under a Capitalized Lease.

“Change of Control” means the occurrence of any one of the following events:

(1) the Company becomes aware that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Parent Company; provided, however, that for purposes of this clause (1), (i) such other Person shall be deemed to have “beneficial ownership” of any Voting Stock of a Person held by any other Person (the “parent entity”), if such other Person is the beneficial owner (as defined above in this clause (1)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity, and (ii) no Change of Control shall be deemed to occur if all or substantially all of the Persons that were the “beneficial owners” of the Voting Stock of the Parent Company immediately prior to a transaction permitted under Section 5.01 are the “beneficial owners” of more than 50% of the then-outstanding shares of Voting Stock of the entity resulting from such transaction (including an entity that, as a result of such transaction, owns the Parent Company or all or substantially all of the Parent Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such transaction;

(2) individuals who on the Reference Closing Date constitute the Board of Directors of the Parent Company (together with any new Directors whose election by such Board of Directors or whose nomination by such Board of Directors for election by the stockholders or members, as the case may be, of the Parent Company was approved by a vote of at least two-thirds of the members of such Board of Directors then in office who either were members of such Board of Directors on the Reference Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of such Board of Directors then in office; or

(3) the Company shall cease to be a Subsidiary of the Parent Company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline.

“Closing Date” means August 26, 2013.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it under the TIA, then the body performing such duties at such time.

“Common Stock” means, with respect to any Person, such Person’s equity other than Preferred Stock of such Person, whether outstanding on the Reference Closing Date or issued thereafter, including all series and classes of such common stock, including any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) thereof.

“Company” means tw telecom holdings inc.

“Company Order” means a written request or order signed in the name of the Company (i) by its Chairman, a Vice Chairman, its Chief Executive Officer, its Chief Financial Officer, its President or a Vice President and (ii) by its Treasurer, an Assistant Treasurer, its Secretary or an Assistant Secretary and delivered to the Trustee; provided, however, that such written request or order may be signed by any two of the officers listed in clause (i) above in lieu of being signed by one of such officers listed in such clause (i) and one of the officers listed in clause (ii) above.

“Consolidated EBITDA” means, for any period and with respect to any Person, Adjusted Consolidated Net Income of such Person for such period:

(1) plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income (without duplication), or minus, to the extent such amount was added in calculating such Adjusted Consolidated Net Income (without duplication):

(A) Consolidated Interest Expense;

(B) income taxes (other than income taxes (either positive or negative) attributable to extraordinary gains or losses or Asset Sales);

(C) depreciation expense;

(D) amortization expense;

(E) accretion expense;

(F) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), and all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in conformity with GAAP; and

(G) any non-recurring fees, expenses or charges (other than depreciation or amortization expense) or gains or losses related to any offering of Capital Stock of the Parent Company, Permitted Investment, asset acquisition, disposition, recapitalization or the Incurrence of Indebtedness permitted to be Incurred hereunder (whether or not successful), including (a) such fees, expenses or charges related to the offering of the Notes and (b) any such fees, expenses or charges relating to any amendment or other modification of the Notes or any refinancing or refunding thereof; and

(2) solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (4)(C) of Section 4.04(a), less (to the extent not otherwise reduced in accordance with GAAP) the aggregate amount of deposits made by such Person and its Restricted Subsidiaries after the Original High Yield Closing Date in connection with proposed Asset Acquisitions that are forfeited by such Person or any of its Restricted Subsidiaries; provided, however, that if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to:

(A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by;

(B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by such Person or any of its Restricted Subsidiaries.

“Consolidated Interest Expense” means, for any period and with respect to any Person, the aggregate amount of interest in respect of Indebtedness (including amortization or accretion of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; the net costs associated with Interest Rate Agreements; and interest on Indebtedness that is Guaranteed or secured by such Person or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations, in each case that is paid, accrued or scheduled to be paid or to be accrued by such Person and its Restricted Subsidiaries during such period; excluding, however,

(1) in calculating Consolidated EBITDA, any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof) and

(2) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

“Consolidated Leverage Ratio” means, on any Transaction Date and with respect to any Person, the ratio of:

(1) the aggregate amount of Indebtedness of such Person and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date to;

(2) the aggregate amount of Consolidated EBITDA for such Person and its Restricted Subsidiaries for the then most recent four fiscal quarters for which such Person’s (or, in the case of the Company, the Parent Company’s) financial statements have been filed with the Commission or provided to the Trustee or posted pursuant to Section 4.18 (such four fiscal quarter period being the “Four Quarter Period”); provided that in making the foregoing calculation:

(A) pro forma effect shall be given to any Indebtedness to be Incurred or repaid on the Transaction Date;

(B) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur from the beginning of the Four Quarter Period through the Transaction Date (the “Reference Period”), as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

(C) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into such Person or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period;

provided that to the extent that clause (B) or (C) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available. For purposes of the foregoing, if cost savings and other operating expense reductions and improvements have been realized with respect to an acquisition or disposition of assets or other transaction being given pro forma effect or are reasonably expected to be realized, such savings, reductions and improvements may be included in the pro forma calculations to the extent permitted to be reflected in pro forma financial statements under Article 11 of Regulation S-X promulgated by the Commission, except that any such pro forma calculation may include cost savings and other operating expense reductions and improvements for such period attributable to the transaction to which pro forma effect is being given (including cost savings and other operating expense reductions and improvements attributable to execution or termination of any contract, reduction of costs related to administrative functions and networks, the termination of any employees or the closing of any facility) that have been realized or for which all steps necessary for the realization of which have been taken or are reasonably expected to be taken within twelve months following such transaction; provided, however, that such adjustments are set forth in an Officers’ Certificate which states (i) the amount of such adjustment or adjustments and (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such Officers’ Certificate.

“Convertible Debentures” means the $373.75 million in aggregate principal amount of the Parent Company’s 2 3/8% Convertible Senior Debentures due 2026 issued on March 29, 2006.

“Corporate Trust Office” means the office of the Trustee at which the corporate trust business of the Trustee shall, at any particular time, be administered, which office is, at the date of this Indenture, located at 10 South Wacker Drive, 13th Floor, Chicago, Illinois 60606, Attention: Corporate Trust Services, except that, with respect to presentation of the Notes for payment or registration of transfers or exchanges and the location of the Security Register and Registrar, such term means the office or agency of the Trustee in Minneapolis, Minnesota, which at the date of original execution of this Indenture is located at 608 Second Avenue South, N9303-121, Minneapolis, Minnesota 55479, Attention: Corporate Trust Operations.

“Credit Agreement” means the Amended and Restated Credit Agreement dated as of December 2, 2010, among the Company, the Parent Company, Wells Fargo Bank, National Association, Credit Suisse AG, Cayman Islands Branch, Morgan Stanley Bank, N.A. and the other lenders party thereto, as amended by the First Amendment thereto, dated as of November 9, 2011, by and among the Company, the Parent Company, the subsidiary guarantors party thereto, the other lenders party thereto and Wells Fargo Bank, National Association, as administrative agent and collateral agent, together with the documents related thereto (including the term loans and revolving loans thereunder, any Guarantees and security documents), as amended, extended, renewed, restated, replaced, supplemented or otherwise modified, whether through one or more additional credit agreements or one or more indentures, notes, note purchase agreements or otherwise (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions), from time to time, and any agreement (and related document) governing Indebtedness Incurred to refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders or holders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Depositary” means The Depository Trust Company, its nominees, and their respective successors.

“Director” means a Director on the Board of Directors of the Parent Company or the Company or the general partner, sole member, manager or similar Person of any Subsidiary Guarantor, as applicable.

“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is:

(1) required to be redeemed prior to the Stated Maturity of the Notes;

(2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes; or

(3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes;

provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in Sections 4.11 and 4.12 and such Capital Stock, or the agreements or instruments governing the redemption rights thereof, specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company’s repurchase of such Notes as are required to be repurchased pursuant to Sections 4.11 and 4.12.

“Distribution Compliance Period” has the meaning assigned to it by Rule 903(b)(2) of Regulation S.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary other than (a) a Foreign Restricted Subsidiary or (b) a Subsidiary of a Foreign Restricted Subsidiary.

“Equity Offering” means an offering of Common Stock of the Parent Company for cash pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements contained therein.

“Excess Proceeds” has the meaning provided in Section 4.11.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Notes” means additional Notes and the related additional Guarantees to be issued by the Company and the Guarantors, respectively, under this Indenture, which shall be registered under the Securities Act and substantially identical (except with respect to transfer restrictions and liquidated damages) to and treated as the same class as the outstanding Notes and related Guarantees and shall be offered to Holders of Notes in exchange for Notes pursuant to the Registration Rights Agreement and this Indenture.

“Exchange Offer” means an offer that may be made by the Company pursuant to the Registration Rights Agreement to exchange Notes bearing the Private Placement Legend for the Exchange Notes.

“Existing 2022 Indenture” means the Indenture governing the Existing 2022 Notes, dated as of October 2, 2012 and as in effect on the Closing Date, among the Company, the Parent Company, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

“Existing 2022 Notes” means the $480 million in aggregate principal amount of the Company’s 5.375% Senior Notes due 2022 issued on January 15, 2013 in exchange for the Original 2022 Notes pursuant to a registered exchange offer under the Securities Act.

“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.

“Foreign Restricted Subsidiaries” means any Restricted Subsidiary which is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Reference Closing Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in this Indenture shall be computed in conformity with GAAP applied on a consistent basis.

“Global Notes” has the meaning provided in Section 2.01.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means the Parent Company and the Subsidiary Guarantors.

“Holder” or “Noteholder” means the registered holder of any Note.

“IAI Global Note” has the meaning provided in Section 2.01.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an “Incurrence” of Acquired Indebtedness; provided, however, that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1) all indebtedness of such Person for borrowed money;

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement);

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

(5) all Capitalized Lease Obligations of such Person;

(6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness;

(7) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person;

(8) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements; and

(9) Indebtedness or obligations of a Person for cash management services benefiting such Person.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided

(A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP,

(B) that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be “Indebtedness” so long as such money is held to secure the payment of such interest, and

(C) that Indebtedness shall not include any liability for federal, state, local or other taxes.

“Indenture” means this Indenture as originally executed or as it may be amended or supplemented from time to time by one or more indentures supplemental to this Indenture entered into pursuant to the applicable provisions of this Indenture.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as that term is defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Interest Payment Date” means each semiannual interest payment date on April 1 and October 1 of each year, commencing October 1, 2013.

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including by way of Guarantee or similar arrangement but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Parent Company, the Company or any Restricted Subsidiary) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include:

(1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and

(2) the fair market value of the Capital Stock (or any other Investment) held by the Parent Company, the Company or any Restricted Subsidiary, of (or in) any Person that has ceased to be a Restricted Subsidiary, including by reason of any transaction permitted by clause (3) of Section 4.06; provided that the fair market value of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary shall not exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made less the net reduction of such Investments.

For purposes of the definition of “Unrestricted Subsidiary” and Section 4.04:

(1) “Investment” shall include the fair market value of the assets (net of liabilities (other than liabilities to the Parent Company, the Company or any Restricted Subsidiary)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary;

(2) the fair market value of the assets (net of liabilities (other than liabilities to the Parent Company, the Company or any Restricted Subsidiary)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments; and

(3) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Lenders” means, at any time, the parties to any Credit Agreement then holding or beneficially owning (or committed to provide) bonds, loans, letters of credit or other extensions of credit that constitute (or when provided will constitute) Priority Lien Debt outstanding under such Credit Agreement.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

“liquidated damages” means any additional interest on the Notes that shall be due and payable pursuant to the terms of the Registration Rights Agreement. All references in this Indenture and the Notes to interest on the Notes shall include any applicable liquidated damages, if any.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means,

(1) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Parent Company, the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of

(A) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale,

(B) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Parent Company and its Restricted Subsidiaries, taken as a whole,

(C) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (i) is secured by a Lien on the property or assets sold or (ii) is required to be paid as a result of such sale, and

(D) appropriate amounts to be provided by the Parent Company, the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP; and

(2) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Parent Company, the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorneys’ fees, accountants’ fees, underwriters’ or initial purchasers’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Non-U.S. Person” means a Person who is not a “U.S. person”, as defined in Regulation S.

“Note Guarantee” means the Parent Guarantee and each Subsidiary Guarantee.

“Notes” means any of the securities, as defined in the first paragraph of the recitals hereof, that are authenticated and delivered under this Indenture. For all purposes of this Indenture, the term “Notes” shall include the Notes initially issued on the Closing Date and any other Notes issued after the Closing Date. For purposes of this Indenture, all Notes shall vote together as one series of Notes under this Indenture.

“Obligor” means a Person obligated as an issuer or guarantor of the Notes.

“Offering Circular” means the Confidential Offering Circular dated August 12, 2013, pursuant to which the Notes issued on the Closing Date were offered to investors.

“Offer to Purchase” means an offer to purchase Notes by the Company from the Holders commenced by mailing or delivering a notice to the Trustee and each Holder stating:

(1) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;

(2) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Payment Date”);

(3) that any Note not tendered will continue to accrue interest pursuant to its terms;

(4) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

(5) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased;

(7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided, however, that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or an integral multiple thereof; and

(8) in the event of an Offer to Purchase as a result of the occurrence of a Change of Control Triggering Event exclusively, the circumstances and relevant facts regarding such Change of Control Triggering Event, including information with respect to pro forma historical income, cash flow and capitalization, after giving effect to the Change of Control Triggering Event.

On the Payment Date, the Company shall:

(A) accept for payment on a pro rata basis the Notes or portions thereof tendered pursuant to an Offer to Purchase;

(B) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and

(C) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers’ Certificate specifying the Notes or portions thereof accepted for payment by the Company.

The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered, subject to Depositary procedures; provided, however, that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

“Officer” means, with respect to the Company or the Parent Company, as the case may be, (i) the Chairman of the Board, the Chief Executive Officer, the President, any Vice President or the Chief Financial Officer, and (ii) the Treasurer or any Assistant Treasurer, or the Secretary or any Assistant Secretary.

“Officers’ Certificate” means a certificate signed by one Officer listed in clause (i) of the definition thereof and one Officer listed in clause (ii) of the definition thereof or two Officers listed in clause (i) of the definition thereof, and delivered to the Trustee. Each Officers’ Certificate (other than certificates provided pursuant to Section 4.17 or TIA Section 314(a)(4)) shall include the statements provided for in Section 11.04.

“Offshore Global Note” has the meaning provided in Section 2.01.

“Offshore Physical Note” has the meaning provided in Section 2.01.

“Opinion of Counsel” means a written opinion signed by legal counsel, who may be an employee of or counsel to the Company, and that meets the requirements of Section 11.04 hereof, if applicable, or other counsel acceptable to the Trustee, and delivered to the Trustee.

“Original 2022 Notes” means the $480 million in aggregate principal amount of the Company’s 5.375% Senior Notes due 2022 issued on October 2, 2012.

“Original High Yield Closing Date” means July 21, 1998.

“Parent Company” means tw telecom inc.

“Parent Guarantee” means the Guarantee by the Parent Company of the Company’s obligations under this Indenture and the Notes pursuant to Article Ten.

“Paying Agent” has the meaning provided in Section 2.04, except that, for the purposes of Article Eight, the Paying Agent shall not be the Company or a Subsidiary of the Company or an Affiliate of any of them. The term “Paying Agent” includes any additional Paying Agent.

“Payment Date” has the meaning provided in the definition of Offer to Purchase.

“Permitted Investment” means:

(1) an Investment in the Parent Company (including, for avoidance of doubt, any purchase or redemption of the Convertible Debentures), the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into, or transfer or convey all or substantially all its assets to the Parent Company, the Company or a Restricted Subsidiary;

(2) Temporary Cash Investments;

(3) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(4) stock, obligations or securities received in settlement of Indebtedness Incurred in the ordinary course of business, upon foreclosure of a Lien created in the ordinary course of business or in satisfaction of judgments, including in connection with a bankruptcy proceeding;

(5) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits;

(6) Interest Rate Agreements and Currency Agreements designed solely to protect the Parent Company, the Company or any Restricted Subsidiary against fluctuations in interest rates or foreign currency exchange rates;

(7) loans or advances to the Parent Company’s or the Company’s officers or employees or those of any Restricted Subsidiary that do not in the aggregate exceed $2 million at any time outstanding; and

(8) Investments in any Person that is not the Parent Company’s or the Company’s Affiliate or a Related Person that do not exceed, in the aggregate with all other Permitted Investments made after the Reference Closing Date pursuant to this clause (8) or clause (8) of the definition of “Permitted Investment” set forth in the Existing 2022 Indenture and then outstanding, the greater of (A) $100 million and (B) 5% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the determination date for which a consolidated balance sheet of the Parent Company and its Subsidiaries has been filed with the Commission or provided to the Trustee or posted pursuant to Section 4.18); provided, however, that such Person’s primary business is related, ancillary or complementary to the businesses of the Parent Company, the Company and the Restricted Subsidiaries on the date of such Investment.

“Permitted Liens” means

(1) Liens to secure Indebtedness permitted under clause (10) of Section 4.03(b);

(2) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(3) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(4) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(5) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(6) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the business of the Parent Company, the Company and the Restricted Subsidiaries, taken as a whole;

(7) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Reference Closing Date; provided, however, that

(A) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with Section 4.03 (or, if Incurred prior to the Closing Date, in accordance with Section 4.03 of the Existing 2022 Indenture), to finance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration and all transaction costs related to the foregoing) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property,

(B) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost, and

(C) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

(8) leases or subleases granted to others that do not materially interfere with the business of the Parent Company, the Company and the Restricted Subsidiaries, taken as a whole;

(9) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Parent Company, the Company or the Restricted Subsidiaries relating to such property or assets;

(10) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

(11) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(12) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person became (after the Reference Closing Date) or becomes (after the Closing Date), or became (after the Reference Closing Date) or becomes (after the Closing Date) a part of, any Restricted Subsidiary; provided, however, that such Liens do not extend to or cover any property or assets of the Parent Company, the Company or any Restricted Subsidiary other than the property or assets acquired;

(13) Liens in favor of the Parent Company, the Company or any Restricted Subsidiary;

(14) Liens arising from the rendering of a final judgment or order against the Parent Company, the Company or any Restricted Subsidiary after the Reference Closing Date that does not give rise to an Event of Default;

(15) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(16) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(17) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect the Parent Company, the Company or any Restricted Subsidiary from fluctuations in interest rates or foreign currency exchange rates;

(18) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Parent Company, the Company or any Restricted Subsidiary in the ordinary course of business in accordance with the past practices of the Parent Company, the Company or such Restricted Subsidiary, as applicable, prior to the Reference Closing Date;

(19) Liens on or sales of receivables;

(20) Liens created for the benefit of, or to secure, the Notes or the Parent Guarantee or a Subsidiary Guarantee;

(21) Liens that secure Indebtedness with an aggregate principal amount not in excess of $10 million at any time outstanding;

(22) Liens existing on the Reference Closing Date (other than Liens securing Indebtedness under the Credit Agreement, which shall be deemed to be Incurred pursuant to clause (26) below);

(23) Liens securing Indebtedness which is Incurred after the Reference Closing Date to refinance secured Indebtedness which is permitted to be Incurred under clause (3) of Section 4.03(b) (or, if Incurred prior to the Closing Date, which was then permitted to be Incurred under clause (3) of Section 4.03(b) of the Existing 2022 Indenture); provided, however, that such Liens do not extend to or cover any property or assets of the Parent Company, the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

(24) Liens on the Capital Stock of, or any property or assets of, a Restricted Subsidiary (other than the Company or any Subsidiary Guarantor) securing Indebtedness of such Restricted Subsidiary permitted under Section 4.03;

(25) Liens on any assets of the Parent Company, the Company or any Restricted Subsidiary; provided that effective provision shall have been made for all the Notes and all other amounts due under this Indenture, and, to the extent outstanding, the Existing 2022 Notes and all other amounts due under the Existing 2022 Note Indenture, to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior to) the obligation or liability secured by such Liens; provided that, in the event, to the extent and for so long as the Existing 2022 Notes are secured by any collateral under clause (25) of the definition of “Permitted Liens” set forth in the Existing 2022 Indenture or any other clause of the Existing 2022 Indenture that is analogous to this clause (25), the Company shall ensure that the Notes are secured by the same collateral then securing the Existing 2022 Notes; and

(26) other Liens to secure Indebtedness; provided that the amount of outstanding Indebtedness secured by Liens Incurred pursuant to this clause (26) does not exceed the greater of (1) $900 million and (2) the product of 4.0 times the aggregate amount of Consolidated EBITDA for the Parent Company and its consolidated Restricted Subsidiaries for the then most recent four fiscal quarters for which the Parent Company’s financial statements have been filed with the Commission or provided to the Trustee or posted pursuant to Section 4.18 (with Consolidated EBITDA being determined on a pro forma basis calculated in a manner consistent with the calculation thereof for purposes of the definition of Consolidated Leverage Ratio).

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Physical Note” means a certificated Note bearing, if required, the appropriate securities legend set forth in Section 2.02.

“Preferred Stock” means, with respect to any Person, Capital Stock issued by such Person that is entitled to preference or priority over one or more series or classes of other Capital Stock issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“principal” of a debt security, including the Notes, means the principal amount due on the Stated Maturity as shown on such debt security.

“Priority Lien Debt” means Indebtedness under clauses (1) and (10) of Section 4.03(b).

“Priority Lien Documents” means the documentation relating to any Priority Lien Debt including all Credit Agreements, the Priority Lien Security Documents and all other agreements governing, securing or relating to any Priority Lien Obligations.

“Priority Lien Obligations” means the Priority Lien Debt and all other Obligations of the Company, the Parent Company or any Subsidiary Guarantor under the Priority Lien Documents.

“Priority Lien Security Documents” means one or more security agreements, pledge agreements, collateral assignment, mortgages, deed of trust or other grants or transfers for security executed and delivered by the Company, the Parent Company or any Subsidiary Guarantor creating a Lien upon property owned or to be acquired by the Company, the Parent Company or such Subsidiary Guarantor in favor of any holder or holders of Priority Lien Debt, or any trustee, agent or representative acting for any such holders, as security for any Priority Lien Obligations.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Rating Agency” means S&P and Moody’s or, if S&P or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for S&P or Moody’s or both, as the case may be.

“Rating Categories” means:

(a) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories);

(b) with respect to Moody’s, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and

(c) the equivalent of any such category of S&P or Moody’s used by another Rating Agency.

In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (+ and – for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB– to B+, will constitute a decrease of one gradation).

“Rating Decline” means (i) a decrease of one or more gradations (including gradations within Rating Categories as well as between Rating Categories) in the rating of the Notes by both Moody’s and S&P or (ii) a withdrawal of the rating of the Notes by Moody’s and S&P, in each case, directly as a result of a Change of Control; provided, however, that such decrease or withdrawal occurs on, or within 45 days following, the date of public notice of the occurrence of a Change of Control or of the intention by the Company, the Parent Company or a stockholder of the Company or the Parent Company, as applicable, to effect a Change of Control, which period shall be extended so long as the rating of the Notes relating to the Change of Control as noted by the Rating Agency is under publicly announced consideration for downgrade by the applicable Rating Agency.

“Redemption Date” means, when used with respect to any Note to be redeemed, the date fixed for such redemption by or pursuant to this Indenture.

“Redemption Price” means, when used with respect to any Note to be redeemed, the price at which such Note is to be redeemed pursuant to this Indenture.

“Reference Closing Date” means October 2, 2012, which was the closing date of the issuance of the Original 2022 Notes.

“Registrar” has the meaning provided in Section 2.04.

“Registration Rights Agreement” means the Registration Rights Agreement, dated the Closing Date, among the Company, the Parent Company, the Subsidiary Guarantors and the representatives of the initial purchasers of notes specified therein.

“Registration Statement” means the Registration Statement as defined and described in the Registration Rights Agreement.

“Regular Record Date” for the interest payable on any Interest Payment Date means the March 15 or September 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Global Note” has the meaning provided in Section 2.01.

“Related Person” means, as applied to any Person, any other Person directly or indirectly owning

(1) 10% or more of the outstanding Common Stock of such Person (or, in the case of a Person that is not a corporation, 10% or more of the outstanding equity interest in such Person) or

(2) 10% or more of the combined outstanding voting power of the Voting Stock of such Person, and all Affiliates of any such other Person.

“Responsible Officer”, when used with respect to the Trustee, means any officer of the Trustee with direct responsibility for the administration of this Indenture and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.

“Restricted Payments” has the meaning provided in Section 4.04.

“Restricted Security” means a Note that constitutes a “Restricted Security” within the meaning of Rule 144(a)(3) under the Securities Act; provided, however, that the Trustee shall be entitled to request and conclusively rely on an Opinion of Counsel with respect to whether any Note constitutes a Restricted Security.

“Restricted Subsidiary” means any Subsidiary of the Parent Company or the Company other than an Unrestricted Subsidiary.

“Rule 144A” means Rule 144A under the Securities Act.

“Rule 144A Global Note” has the meaning provided in Section 2.01.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Security Register” has the meaning provided in Section 2.04.

“Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.

“Significant Subsidiary” means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries,

(1) for the Parent Company’s most recent fiscal year, accounted for more than 10% of the consolidated revenue of the Parent Company and its Restricted Subsidiaries; or

(2) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Parent Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Parent Company for such fiscal year.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, and its successors.

“Stated Maturity” means,

(1) with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the final installment of principal of such Indebtedness is due and payable; and

(2) with respect to any scheduled installment of principal of or interest on any Indebtedness, the date specified in such Indebtedness as the fixed date on which such installment is due and payable.

“Strategic Subordinated Indebtedness” means the Parent Company’s or the Company’s Indebtedness Incurred to finance the acquisition of a Person which will, upon the making of such acquisition, become a Restricted Subsidiary or be merged or consolidated with or into, or transfer or convey all or substantially all of its assets to, the Parent Company, the Company or a Restricted Subsidiary, which Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is Incurred:

(1) is expressly made subordinate in right of payment to the Parent Guarantee or the Notes, as applicable; and

(2) in the case of Indebtedness Incurred by the Company, provides that no payment of principal, premium or interest on, or any other payment with respect to, such Indebtedness may be made prior to the payment in full of all of the Company’s obligations under the Notes; provided, however, that such Indebtedness may provide for and be repaid at any time from the proceeds of the sale of the Parent Company’s or the Company’s Capital Stock (other than Disqualified Stock) or other Indebtedness of the Parent Company or the Company which by its terms, or by the terms of any agreement or instrument pursuant to which such other Indebtedness is Incurred, meets clauses (1) and (2) above after the Incurrence of such Indebtedness.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and/or one or more other Subsidiaries of such Person.

“Subsidiary Guarantee” means a Guarantee on the terms set forth in Article Ten of this Indenture by a Subsidiary Guarantor of the Company’s obligations under this Indenture and the Notes.

“Subsidiary Guarantor” means each Domestic Restricted Subsidiary (other than the Company) and any other Person that becomes a Subsidiary Guarantor pursuant to Section 4.20; provided, however, that the following Subsidiaries shall not be Subsidiary Guarantors:

(1) Subsidiaries, whether now existing or hereafter formed, for which proper regulatory approvals for the incurrence of obligations under the related Subsidiary Guarantees have not been or cannot be obtained;

(2) Subsidiaries, in the aggregate, whose assets are less than 5% of the consolidated assets of the Parent Company and its consolidated Subsidiaries (including the Company) as shown on the most recent consolidated financial statements of the Parent Company; and

(3) Subsidiaries whose Capital Stock or substantially all of whose assets have been permissively disposed of under the terms of the Priority Lien Documents.

“Temporary Cash Investment” means any of the following:

(1) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof;

(2) time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Parent Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any Investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;

(5) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s;

(6) corporate debt securities with maturities of eighteen months or less from the date of acquisition and with a rating at the time as of which any Investment therein is made of “A3” (or higher) according to Moody’s or “A-” (or higher) according to S&P;

(7) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank organized under the laws of the United States or any state thereof and having a combined capital and surplus of not less than $500 million;

(8) direct obligations of a foreign government recognized by the United States of America with a maturity not more than twelve months from the date of acquisition and rated at least “A” by S&P; and

(9) money market funds sponsored by a registered broker-dealer or mutual fund distributor at least 95% of the assets of which are invested in the foregoing.

“TIA” or “Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb), as in effect on the date this Indenture was executed, except as provided in Section 9.06; provided, however, that, in the event the Trust Indenture Act is amended after such date, “Trust Indenture Act” or “TIA” means, to the extent required by any such amendment, the Trust Indenture Act of 1939 as so amended.

“Trade Payables” means, with respect to any Person, any accounts payable or any other Indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transaction Date” means, with respect to the Incurrence of any Indebtedness by the Parent Company or the Company, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption to October 1, 2017; provided, however, that if the period from such redemption date to October 1, 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means the party named as such in the first paragraph of this Indenture until a successor replaces it in accordance with the provisions of Article Seven of this Indenture and thereafter means such successor.

“United States Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended and as codified in Title 11 of the United States Code, as amended from time to time hereafter, or any successor federal bankruptcy law.

“Unrestricted Subsidiary” means

(1) any Subsidiary of the Company or the Parent Company (other than a Subsidiary that is the Company) that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company or the Parent Company, as applicable, in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company or the Parent Company may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary but excluding, in the case of any such designation by the Parent Company, the Company) of the Company or the Parent Company, as applicable, to be an Unrestricted Subsidiary unless such Subsidiary owns any of the Capital Stock of, or owns or holds any Lien on any property of, the Company or the Parent Company, as applicable, or any Restricted Subsidiary of the Company or the Parent Company, as applicable; provided, however, that

(A) any Guarantee by the Company or the Parent Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by the Company, the Parent Company or such Restricted Subsidiary at the time of such designation;

(B) either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) if such Subsidiary has assets greater than $1,000, such designation would be permitted under Section 4.04; and

(C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under Sections 4.03 and 4.04.

The Board of Directors of the Company or the Parent Company may designate any Unrestricted Subsidiary of the Company or the Parent Company, as applicable, to be a Restricted Subsidiary; provided, however, that

(i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation; and

(ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of this Indenture.

Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the Notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of such U.S. Government Obligation or the specific payment of interest on or principal of such U.S. Government Obligation evidenced by such depository receipt.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person or any combination thereof.

SECTION 1.02. Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture. The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes, the Parent Guarantee and the Subsidiary Guarantees;

“indenture security holder” means a Holder or a Noteholder;

“indenture to be qualified” means this Indenture; and

“indenture trustee” or “institutional trustee” means the Trustee.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by a rule of the Commission and not otherwise defined herein have the meanings assigned to them therein.

SECTION 1.03. Rules of Construction. Unless the context otherwise requires:

(i) a term has the meaning assigned to it;

(ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(iii) “or” is not exclusive;

(iv) “including” means including without limitation,

(v) words in the singular include the plural, and words in the plural include the singular;

(vi) provisions apply to successive events and transactions;

(vii) “herein”, “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(viii) all ratios and computations based on GAAP contained in this Indenture shall be computed in accordance with the definition of GAAP set forth in Section 1.01; and

(ix) all references to Sections or Articles and other subdivisions refer to Sections or Articles and other subdivisions of this Indenture unless otherwise indicated.

ARTICLE TWO

THE NOTES

SECTION 2.01. Form and Dating. The Notes and the Trustee’s certificate of authentication shall be substantially in the form annexed hereto as Exhibit A, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange agreements to which the Company is subject or usage. The Company shall approve the form of the Notes and any notation, legend or endorsement on the Notes. Each Note shall be dated the date of its authentication.

The terms and provisions contained in the form of the Notes annexed hereto as Exhibit A shall constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.

Notes offered and sold in reliance on Rule 144A shall be issued initially in the form of one or more permanent global Notes in registered form, substantially in the form set forth in Exhibit A (collectively, the “144A Global Note”), deposited with the Trustee, as custodian for the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided, and shall bear the legends set forth in Section 2.02, as applicable.

Notes offered and sold in offshore transactions in reliance on Regulation S shall be issued initially in the form of one or more global Notes in registered form, substantially in the form set forth in Exhibit A (collectively, the “Regulation S Global Note”), deposited with the Trustee, as custodian for the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided, and shall bear the legends set forth in Section 2.02, as applicable.

Notes subsequently resold in the secondary market to Institutional Accredited Investors shall be issued initially in the form of one or more permanent global Notes in registered form, substantially in the form set forth in Exhibit A (collectively, the “IAI Global Note”, and together with the 144A Global Note and the Regulation S Global Note, the “Global Notes”), deposited with the Trustee, as custodian for the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided, and shall bear the legends set forth in Section 2.02, as applicable.

The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary, as hereinafter provided. Notes issued in exchange for interests in a Global Note pursuant to Section 2.08 may be issued in the form of permanent certificated Notes in registered form in substantially the form set forth in Exhibit A, and bearing the legends set forth in Section 2.02, as applicable, (the “Physical Notes”), only in the limited circumstances described in Section 2.07.

The definitive Notes shall be typed, printed, lithographed or engraved or produced by any combination of these methods or may be produced in any other manner permitted by the rules of any securities exchange on which the Notes may be listed, all as determined by the Officers executing such Notes, as evidenced by their execution of such Notes.

SECTION 2.02. Certain Legends. (a) Each Global Note and each Physical Note shall bear the following legend (the “Private Placement Legend”) on the face thereof until after the expiration of the applicable holding period with respect thereto set forth in Rule 144 of the Securities Act, unless otherwise agreed by the Company and the Holder thereof or if such legend is no longer required pursuant to Section 2.08(g) of this Indenture:

“THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (I) TO THE COMPANY OR THE PARENT COMPANY, (II) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (III) INSIDE THE UNITED STATES TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(A)(1),(2),(3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT THAT, PRIOR TO SUCH TRANSFER, FURNISHES TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE TRANSFER OF THIS NOTE (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE) AND, IF SUCH TRANSFER IS IN RESPECT OF AN AGGREGATE PRINCIPAL AMOUNT OF NOTES LESS THAN $250,000, AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT, (IV) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (V) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (VI) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH OF CASES (I) THROUGH (VI), IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.”

Each Global Note and each Physical Note shall also bear the following legend:

“ORIGINAL ISSUE DISCOUNT. THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE

ISSUE PRICE, THE AMOUNT OF OID, THE ISSUE DATE AND THE YIELD TO MATURITY MAY BE OBTAINED BY CONTACTING tw telecom inc., VICE PRESIDENT OF INVESTOR RELATIONS, 10475 PARK MEADOWS DRIVE, LITTLETON, CO 80124, TELEPHONE: (303) 566-1000.”

Additionally, each Regulation S Global Note must bear the following legend on the face thereof:

“THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.

UNTIL 40 DAYS AFTER THE LATER OF COMMENCEMENT OR COMPLETION OF THE OFFERING, AN OFFER OR SALE OF NOTES WITHIN THE UNITED STATES BY A DEALER (AS DEFINED IN THE SECURITIES ACT) MAY VIOLATE THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IF SUCH OFFER OR SALE IS MADE OTHERWISE THAN IN ACCORDANCE WITH RULE 144A THEREUNDER.”

(b) Each Global Note authenticated and delivered hereunder shall also bear the following legend on the face thereof:

“THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITARY OR A SUCCESSOR DEPOSITARY. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTIONS 2.07 AND 2.08 OF THE INDENTURE.”

SECTION 2.03. Execution, Authentication and Denominations. Subject to Article Four and applicable law, the aggregate principal amount of Notes which may be authenticated and delivered under this Indenture is unlimited. The Notes shall be executed by an Officer of the Company. The signature of these Officers on the Notes may be by facsimile or manual signature in the name and on behalf of the Company.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee or authenticating agent authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until the Trustee or authenticating agent manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

At any time and from time to time after the execution of this Indenture, the Trustee or an authenticating agent shall upon receipt of a Company Order authenticate for original issue Global Notes in the aggregate principal amount specified in such Company Order; provided that the Trustee shall be entitled to receive an Officers’ Certificate and an Opinion of Counsel of the Company and the Guarantors in connection with such authentication of such Notes that such Notes, when authenticated and delivered by the Trustee and issued by the Company in the manner and subject to any conditions specified in such Opinion of Counsel, will constitute valid and legally binding obligations of the Company and the Guarantors, as applicable, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Such Company Order shall specify the amount of Global Notes to be authenticated and the date on which the original issue of Notes is to be authenticated and, in case of an issuance of Notes pursuant to Section 2.15, shall certify that such issuance is in compliance with Article Four.

The Trustee may appoint an authenticating agent to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such authenticating agent. An authenticating agent has the same rights as an Agent to deal with the Company or an Affiliate of the Company.

The Notes shall be issuable only in registered form without coupons and only in denominations of $1,000 in principal amount or any integral multiple of $1,000 in excess thereof.

SECTION 2.04. Registrar and Paying Agent. The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”), an office or agency where Notes may be presented for payment (the “Paying Agent”) and an office or agency where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served, which shall be at the Corporate Trust Office of the Trustee. The Company shall cause the Registrar to keep a register of the Notes and of their transfer and exchange (the “Security Register”). The Security Register shall be in written form or any other form capable of being converted into written form within a reasonable time. The Company may have one or more co-Registrars and one or more additional Paying Agents.

The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such Agent. The Company shall give prompt written notice to the Trustee of the name and address of any such Agent and any change in the address of such Agent. If the Company fails to maintain a Registrar, Paying Agent and/or agent for service of notices and demands, the Trustee shall act as such Registrar, Paying Agent and/or agent for service of notices and demands. The Company may remove any Agent upon written notice to such Agent and the Trustee; provided that no such removal shall become effective until (i) the acceptance of an appointment by a successor Agent to such Agent as evidenced by an appropriate agency agreement entered into by the Company and such successor Agent and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as such Agent until the appointment of a successor Agent in accordance with clause (i) of this proviso. The Company or any Affiliate of the Company may act as Paying Agent, Registrar or co-Registrar, and/or agent for service of notice and demands.

The Company initially appoints the Trustee as Registrar, Paying Agent, and agent for service of notice and demands. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee as of each Regular Record Date and at such other times as the Trustee may reasonably request the names and addresses of Holders as they appear in the Security Register, including the aggregate principal amount of Notes held by each Holder. At the option of the Company, payment of principal and interest may be made by check mailed to the address of the Holders as such address appears in the Security Register.

Liquidated damages will be payable in arrears on each Interest Payment Date following accrual in the same manner as regular interest on the Notes. If liquidated damages are payable on the Notes, the Company shall provide an Officers’ Certificate to the Trustee on or before the Regular Record Date for each Interest Payment Date such liquidated damages are payable setting forth the accrual period and the amount of such liquidated damages in reasonable detail. The Trustee may provide a copy of such Officers’ Certificate or other notice received from the Company relating to liquidated damages to any Holder upon request. Unless and until a Responsible Officer of the Trustee receives at the Corporate Trust Office such a certificate, the Trustee may assume without inquiry that no such liquidated damages are payable. If the Company has paid liquidated damages directly to the Persons entitled to it, the Company shall deliver to the Trustee an Officers’ Certificate setting forth the particulars of such payment.

The Company shall promptly determine after each calendar year end whether there is a reportable original issue discount amount on any Notes. If so, then the Company shall file with the Trustee not later than January 15 following the end of such calendar year (i) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on the Notes as of the end of such year and (ii) such other specific information relating to such original issue discount as may then be relevant under the Internal Revenue Code of 1986, as amended from time to time, in order to enable the Trustee to timely prepare and deliver any required reports with respect to such original issue discount, including but not limited to Form 1099-OID.

SECTION 2.05. Paying Agent to Hold Money in Trust. Not later than 11:00 a.m. (New York City time) on each due date of the principal, premium, if any, and interest on any Notes, the Company shall deposit with the Paying Agent money in immediately available funds sufficient to pay such principal, premium, if any, and interest so becoming due. The Company shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, and interest on the Notes (whether such money has been paid to it by the Company or any other Obligor on the Notes), and such Paying Agent shall promptly notify the Trustee of any default by the Company (or any other Obligor on the Notes) in making any such payment. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed, and the Trustee may at any time during the continuance of any payment default, upon written request to a Paying Agent, require such Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed. Upon doing so, the Paying Agent shall have no further liability for the money so paid over to the Trustee. If the Company or any Affiliate of the Company acts as Paying Agent, it will, on or before each due date of any principal of, premium, if any, or interest on the Notes, segregate and hold in a separate trust fund for the benefit of the Holders a sum of money sufficient to pay such principal, premium, if any, or interest so becoming due until such sum of money shall be paid to such Holders or otherwise disposed of as provided in this Indenture, and will promptly notify the Trustee of its action or failure to act.

SECTION 2.06. Transfer and Exchange. A Holder may transfer a Note only by written application to the Registrar stating the name of the proposed transferee and otherwise complying with the terms of this Indenture. No such registration of transfer shall be effected until, and such transferee shall succeed to the rights of a Holder only upon, final acceptance and registration of the transfer by the Registrar in the Security Register. Prior to the registration of any transfer by a Holder as provided herein, the Company, the Trustee, and any agent of the Company shall treat the person in whose name the Note is registered as the owner thereof for all purposes whether or not the Note shall be overdue, and neither the Company, the Trustee, nor any such agent shall be affected by notice to the contrary. Furthermore, any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book entry system maintained by the Holder of such Global Note (or its agent) and that ownership of a beneficial interest in the Note shall be required to be reflected in a book entry. When Notes are presented to the Registrar or a co-Registrar with a request to register the transfer or to exchange them for an equal principal amount of Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if its requirements for such transaction are met (including that such Notes are duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Trustee and Registrar duly executed by the Holder thereof or by an attorney who is authorized in writing to act on behalf of the Holder). To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Notes at the Registrar’s request. No service charge shall be made for any registration of transfer or exchange or redemption of the Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or other similar governmental charge payable upon exchanges pursuant to Section 2.11, 3.08 or 9.04).

The Registrar shall not be required (i) to issue, register the transfer of or exchange any Note during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Notes selected for redemption under Section 3.03 and ending at the close of business on the day of such mailing, or (ii) to register the transfer of or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

SECTION 2.07. Book-Entry Provisions for Global Notes. (a) The Global Notes initially shall (i) be registered in the name of the Depositary or the nominee of such Depositary, (ii) be delivered to the Trustee as custodian for such Depositary and (iii) bear legends as set forth in Section 2.02, as applicable.

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Trustee as its custodian, or under any Global Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(b) Transfers of Global Notes shall be limited to transfers in whole, but not in part, to the Depositary, its successors or their respective nominees. Interests of beneficial owners in the Global Notes may be transferred in accordance with the rules and procedures of the Depositary and the provisions of Section 2.08. In addition, Physical Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in Global Notes if (i) (A) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Notes, or (B) the Depositary has ceased to be a clearing agency registered under the Exchange Act, and, in each case, a successor Depositary is not appointed by the Company within 90 days of such notice, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Physical Notes, (iii) if an Event of Default has occurred and is continuing and the Registrar has received a request therefor from the Depositary or the Company or (iv) upon prior written notice given to the Trustee by or on behalf of the Depositary in accordance with the provisions of this Indenture.

(c) Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in another Global Note will, upon transfer, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(d) In connection with any transfer or exchange of a portion of the beneficial interests in a Global Note to beneficial owners pursuant to paragraph (b) of this Section 2.07, the Registrar shall (if one or more Physical Notes are to be issued) reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Company shall execute, and the Trustee shall authenticate and deliver, one or more Physical Notes of authorized denominations in an aggregate principal amount equal to the principal amount of the beneficial interest in the Global Note so transferred.

(e) In connection with the transfer of a Global Note as an entirety to beneficial owners pursuant to paragraph (b) of this Section 2.07, such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and (i) the Company shall execute and (ii) the Trustee shall, upon written instructions from the Company, authenticate and deliver to each beneficial owner identified by the Depositary in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Physical Notes of authorized denominations.

(f) Any Physical Note delivered in exchange for an interest in a Global Note pursuant to paragraph (b), (d) or (e) of this Section shall, except as otherwise provided by Section 2.08, bear the legend regarding transfer restrictions applicable to such Note set forth in Section 2.02.

(g) The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

SECTION 2.08. Special Transfer Provisions.

(a) Transfers to Non-QIB Institutional Accredited Investors. The following provisions shall apply with respect to the registration of any proposed transfer of a Restricted Security to any Institutional Accredited Investor which is not a QIB (excluding Non-U.S. Persons):

(i) The Registrar shall register the transfer of any Restricted Security, whether or not such Note bears the Private Placement Legend, if (x) the requested transfer is after the expiration of the applicable holding period with respect thereto set forth in Rule 144 of the Securities Act; provided, however, that neither the Company nor any Affiliate of the Company has held any beneficial interest in such Note, or portion thereof, at any time on or prior to the expiration of the applicable holding period with respect thereto set forth in Rule 144 of the Securities Act or (y) the proposed transferee has delivered to the Registrar a certificate substantially in the form of Exhibit C hereto and any legal opinions and certifications as may be reasonably requested by the Trustee and the Company.

(ii) If the proposed transferee is an Agent Member and the Restricted Securities to be transferred consist of Physical Notes which after transfer are evidenced by an interest in the IAI Global Note, upon receipt by the Registrar of the Physical Note and (x) written instructions given in accordance with the Depositary’s and the Registrar’s procedures and (y) the certificate, if required, referred to in clause (y) of paragraph (i) above (and any legal opinion or other certifications), the Registrar shall register and transfer and reflect on its books and records the date and an increase in the principal amount of the IAI Global Note in an amount equal to the principal amount of Physical Notes to be transferred, and the Registrar shall cancel the Physical Notes so transferred.

(iii) If the proposed transferor is an Agent Member seeking to transfer an interest in a Global Note, upon receipt by the Registrar of (x) written instructions given in accordance with the Depositary’s and the Registrar’s procedures and (y) the certificate, if required, referred to in clause (y) of paragraph (i) above, the Registrar shall register the transfer and reflect on its books and records the date and (A) a decrease in the principal amount of the Global Note from which such interests are to be transferred in an amount equal to the principal amount of the Notes to be transferred and (B) an increase in the principal amount of the IAI Global Note in an amount equal to the principal amount of the Notes to be transferred.

(b) Transfers to QIBs. The following provisions shall apply with respect to the registration of any proposed transfer of a Restricted Security to a QIB:

(i) The Registrar shall register the transfer of any Restricted Security, whether or not such Note bears the Private Placement Legend, if (x) the requested transfer is after the expiration of the applicable holding period with respect thereto set forth in Rule 144(d) of the Securities Act; provided, however, that neither the Company nor any Affiliate of the Company has held any beneficial interest in such Note, or portion thereof, at any time on or prior to the expiration of the applicable holding period with respect thereto set forth in Rule 144(d) of the Securities Act or (y) such transfer is being made by a proposed transferor who has checked the box provided for on the applicable Global Note stating, or has otherwise advised the Company and the Registrar in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who has signed the certification provided for on the applicable Global Note stating, or has otherwise advised the Company and the Registrar in writing, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(ii) If the proposed transferee is an Agent Member and the Notes to be transferred consist of Physical Notes which after transfer are to be evidenced by an interest in the 144A Global Note, upon receipt by the Registrar of the Physical Note and written instructions given in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall register the transfer and reflect on its book and records the date and an increase in the principal amount of the 144A Global Note in an amount equal to the principal amount of Physical Notes to be transferred, and the Registrar shall cancel the Physical Notes so transferred; and

(iii) If the proposed transferor is an Agent Member seeking to transfer an interest in the IAI Global Note or the Regulation S Global Note, upon receipt by the Registrar of written instructions given in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall register the transfer and reflect on its books and records the date and (A) a decrease in the principal amount of the IAI Global Note or the Regulation S Global Note, as the case may be, in an amount equal to the principal amount of the Notes to be transferred and (B) an increase in the principal amount of the 144A Global Note in an amount equal to the principal amount of the Notes to be transferred.

(c) [Reserved].

(d) Transfers to Non-U.S. Persons. The following provisions shall apply with respect to any transfer of a Restricted Security to a Non-U.S. Person under Regulation S:

(i) the Registrar shall register any proposed transfer of a Restricted Security to a Non-U.S. Person upon receipt of a certificate substantially in the form of Exhibit D from the proposed transferor and such certifications, legal opinions and other information as the Trustee or the Company may reasonably request; and

(ii) (a) if the proposed transferor is an Agent Member holding a beneficial interest in the 144A Global Note or the IAI Global Note or the Note to be transferred consists of Physical Notes, upon receipt by the Registrar of (x) the documents required by clause (i) and (y) instructions in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and a decrease in the principal amount of the 144A Global Note or the IAI Global Note, as the case may be, in an amount equal to the principal amount of the beneficial interest in the 144A Global Note or the IAI Global Note, as the case may be, to be transferred or cancel the Physical Notes to be transferred, and (b) if the proposed transferee is an Agent Member, upon receipt by the Registrar of instructions given in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Regulation S Global Note in an amount equal to the principal amount of the 144A Global Note, the IAI Global Note or the Physical Notes, as the case may be, to be transferred.

(e) Exchange Offer. Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Company shall issue and, upon receipt of a Company Order in accordance with Section 2.03, the Trustee shall authenticate one or more Global Notes and/or Physical Notes not bearing the Private Placement Legend in an aggregate principal amount equal to the principal amount of the beneficial interests in the Global Notes or Physical Notes, as the case may be, tendered for acceptance in accordance with the Exchange Offer and accepted for exchange in the Exchange Offer.

(f) Restrictions on Transfer and Exchange of Global Notes. Notwithstanding any other provisions of this Indenture, a Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(g) Private Placement Legend. Upon the transfer, exchange or replacement of Notes not bearing the Private Placement Legend, unless otherwise required by applicable law, the Registrar shall deliver Notes that do not bear the Private Placement Legend. Upon the transfer, exchange or replacement of Notes bearing the Private Placement Legend, the Registrar shall deliver only Notes that bear the Private Placement Legend unless (i) there is delivered to the Trustee an Opinion of Counsel reasonably satisfactory to the Company and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act or (ii) such Note has been offered and sold (including pursuant to the Exchange Offer) pursuant to an effective registration statement under the Securities Act.

(h) General. By its acceptance of any Note bearing the Private Placement Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Private Placement Legend and agrees that it will transfer such Note only as provided in this Indenture. The Registrar shall not register a transfer of any Note unless such transfer complies with the restrictions on transfer of such Note set forth in this Indenture. In connection with any transfer of Notes, each Holder agrees by its acceptance of the Notes to furnish the Registrar or the Company such certifications, legal opinions or other information as either of them may reasonably require to confirm that such transfer is being made pursuant to an exemption from, or a transaction not subject to, the registration requirements of the Securities Act; provided that the Registrar shall not be required to determine (but may rely on a determination made by the Company with respect to) the sufficiency of any such certifications, legal opinions or other information.

(i) The Trustee and Registrar shall have no obligation or duty to monitor, determine or inquire as to compliance with any restriction on transfer imposed under this Indenture or under applicable law with respect to any transfer of interest in any Note (including transfers between or among beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.07 or this Section 2.08. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.

SECTION 2.09. Replacement Notes. If a mutilated Note is surrendered to the Trustee or if the Holder claims that the Note has been lost, destroyed or wrongfully taken, then, in the absence of notice to the Company or the Trustee that such Note has been acquired by a protected purchaser, the Company shall issue and the Trustee shall authenticate a replacement Note of like tenor and principal amount and bearing a number not contemporaneously outstanding; provided that the requirements of this Section 2.09 are met. If required by the Trustee or the Company, an indemnity bond must be furnished that is sufficient in the judgment of both the Trustee and the Company to protect the Company, the Trustee or any Agent from any loss that any of them may suffer if a Note is replaced. The Company may charge such Holder for its expenses and the expenses of the Trustee in replacing a Note. In case any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Company in its discretion may pay such Note instead of issuing a new Note in replacement thereof.

Every replacement Note is an additional obligation of the Company and shall be entitled to the benefits of this Indenture.

The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies against the Company and the Trustee with respect to the replacement or payment of mutilated, destroyed, lost or wrongfully taken Notes.

SECTION 2.10. Outstanding Notes. Notes outstanding at any time are all Notes that have been authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation and those described in this Section 2.10 as not outstanding.

If a Note is replaced pursuant to Section 2.09, it ceases to be outstanding unless and until the Trustee and the Company receive proof satisfactory to them that the replaced Note is held by a protected purchaser (as defined in the New York Uniform Commercial Code).

If the Paying Agent (other than the Company or an Affiliate of the Company) holds on a maturity date or Redemption Date money sufficient to pay Notes payable on that date, then on and after that date such Notes cease to be outstanding and interest on them shall cease to accrue.

A Note does not cease to be outstanding because the Company or one of its Affiliates holds such Note; provided, however, that in determining whether the Holders of the requisite principal amount of the outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Notes owned by the Company or any other Obligor upon the Notes or any Affiliate of the Company or of such other Obligor shall be disregarded and deemed not to be outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes which the Trustee has actual knowledge to be so owned shall be so disregarded. Notes so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not the Company or any other Obligor upon the Notes or any Affiliate of the Company or of such other Obligor.

SECTION 2.11. Temporary Notes. Until definitive Notes are ready for delivery, the Company may prepare and execute and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have insertions, substitutions, omissions and other variations determined to be appropriate by the Officers executing the temporary Notes, as evidenced by their execution of such temporary Notes. If temporary Notes are issued, the Company will cause definitive Notes to be prepared without unreasonable delay. After the preparation of definitive Notes, the temporary Notes shall be exchangeable for definitive Notes upon surrender of the temporary Notes at the office or agency of the Company designated for such purpose pursuant to Section 4.02, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Company shall execute and the Trustee shall authenticate and deliver in exchange therefor a like principal amount of definitive Notes of authorized denominations. Until so exchanged, the temporary Notes shall be entitled to the same benefits under this Indenture as definitive Notes.

SECTION 2.12. Cancellation. The Company at any time may deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder which the Company may have acquired in any manner whatsoever, and may deliver to the Trustee for cancellation any Notes previously authenticated hereunder which the Company has not issued and sold. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee (and no one else) shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of them in accordance with its normal procedure.

SECTION 2.13. CUSIP Numbers. The Company in issuing the Notes may use “CUSIP” or “ISIN” numbers (if then generally in use), and the Company and the Trustee shall use such “CUSIP” or “ISIN” numbers in notices, including notices of redemption or exchange, as a convenience to Holders; provided that any such notice shall state that no representation is made as to the correctness of such CUSIP or ISIN number either as printed on the Notes or as contained in any notice of redemption or exchange and that reliance may be placed only on the other identification numbers printed on the Notes; and provided, further, that failure to use CUSIP or ISIN numbers in any notice or notice of redemption or exchange shall not affect the validity or sufficiency of such notice. The Company shall promptly notify the Trustee of any change in “CUSIP” or “ISIN” number for the Notes.

SECTION 2.14. Defaulted Interest. If the Company defaults in a payment of interest on the Notes, it shall pay, or shall deposit with the Paying Agent money in immediately available funds sufficient to pay, the defaulted interest, plus (to the extent lawful) any interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date. A special record date, as used in this Section 2.14 with respect to the payment of any defaulted interest, shall mean the 15th day next preceding the date fixed by the Company for the payment of defaulted interest, whether or not such day is a Business Day. At least 15 days before the subsequent special record date, the Company shall mail to each Holder and to the Trustee a notice that states the subsequent special record date, the payment date and the amount of defaulted interest to be paid.

SECTION 2.15. Issuance of Additional Notes. The Company may, subject to Article Four of this Indenture and applicable law, issue additional Notes under this Indenture. The Notes issued on the Closing Date and any additional Notes subsequently issued under this Indenture shall be treated as a single class for all purposes under this Indenture.

ARTICLE THREE

REDEMPTION

SECTION 3.01. Right of Redemption. (a) On or after October 1, 2017 and prior to maturity, the Company may, at its option, in whole or in part, at any time or from time to time, redeem any of the Notes upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s last address as it appears in the Security Register or otherwise delivered in accordance with DTC procedures. The Notes will be redeemable at the following Redemption Prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing on October 1 of the following years:

Year	Redemption Price
2017	102.688%
2018	101.792%
2019	100.896%
2020 and thereafter	100.000%

(b) In addition, prior to October 1, 2015, the Company may, at its option, at any time or from time to time, redeem up to 35% of the aggregate principal amount of the Notes (including additional Notes issued after the Closing Date, if any) originally issued with the net proceeds from one or more Equity Offerings at a Redemption Price of 105.375% of their principal amount, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the rights of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date); provided, however,

(i) that Notes representing at least 65% of the aggregate principal amount of the Notes (including additional Notes issued after the Closing Date, if any) originally issued remain outstanding immediately after each such redemption; and

(ii) that notice of each such redemption is mailed within 90 days after the closing of the related Equity Offering.

(c) Prior to October 1, 2017, the Company shall be entitled at its option to redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the applicable redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

SECTION 3.02. Notices to Trustee. If the Company elects to redeem Notes pursuant to Section 3.01(a), (b) or (c), it shall notify the Trustee in writing of the Redemption Date, the Redemption Price and the principal amount of Notes to be redeemed and the clause of this Indenture pursuant to which redemption shall occur.

The Company shall give each notice provided for in this Section 3.02 in an Officers’ Certificate at least 45 days before the Redemption Date (unless a shorter period shall be satisfactory to the Trustee).

SECTION 3.03. Selection of Notes to Be Redeemed. In the case of any partial redemption of the Notes, and the Notes are Global Notes, they will be selected for redemption in accordance with DTC procedures. If the Notes are not Global Notes, the Trustee will select the Notes for redemption:

(i) in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or

(ii) if the Notes are not listed, by lot or by such other method as the Trustee in its sole discretion deems to be fair and appropriate. However, no Note of $1,000 in principal amount or less shall be redeemed in part.

The Trustee shall make the selection from the Notes outstanding and not previously called for redemption. Notes in denominations of $1,000 in principal amount may only be redeemed in whole. The Trustee may select for redemption portions (equal to $1,000 in principal amount or any integral multiple thereof) of Notes that have denominations larger than $1,000 in principal amount. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Company and the Registrar promptly in writing of the Notes or portions of Notes to be called for redemption.

SECTION 3.04. Notice of Redemption. With respect to any redemption of Notes pursuant to Section 3.01, at least 30 days but not more than 60 days before a Redemption Date, the Company shall mail a notice of redemption by first-class mail to each Holder whose Notes are to be redeemed.

The notice shall identify the Notes to be redeemed and shall state:

(i) the Redemption Date;

(ii) the Redemption Price;

(iii) the name and address of the Paying Agent;

(iv) that Notes called for redemption must be surrendered to the Paying Agent in order to collect the Redemption Price;

(v) that, unless the Company defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date and the only remaining right of the Holders is to receive payment of the Redemption Price plus accrued and unpaid interest to the Redemption Date upon surrender of the Notes to the Paying Agent;

(vi) that, if any Note is being redeemed in part, the portion of the principal amount (equal to $1,000 in principal amount or any integral multiple thereof) of such Note to be redeemed and that, on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be issued upon cancellation of the original Note; and

(vii) that, if any Note contains a CUSIP or ISIN number as provided in Section 2.13, no representation is being made as to the correctness of the CUSIP or ISIN number either as printed on the Notes or as contained in the notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes.

At the Company’s request (which request may be revoked by the Company at any time prior to the time at which the Trustee shall have given such notice to the Holders), made in writing to the Trustee at least 45 days (or such shorter period as shall be satisfactory to the Trustee) before a Redemption Date, the Trustee shall give the notice of redemption in the name and at the expense of the Company. If, however, the Company gives such notice to the Holders, the Company shall concurrently deliver to the Trustee an Officers’ Certificate stating that such notice has been given.

SECTION 3.05. Effect of Notice of Redemption. Once notice of redemption is mailed, Notes called for redemption become due and payable on the Redemption Date and at the Redemption Price. Upon surrender of any Notes to the Paying Agent, such Notes shall be paid at the Redemption Price, plus accrued and unpaid interest, if any, to the Redemption Date.

Notice of redemption shall be deemed to be given when mailed, whether or not the Holder receives the notice. In any event, failure to give such notice, or any defect therein, shall not affect the validity of the proceedings for the redemption of Notes held by Holders to whom such notice was properly given.

SECTION 3.06. Deposit of Redemption Price. On or prior to 11:00 a.m. Eastern Time on any Redemption Date, the Company shall deposit with the Paying Agent (or, if the Company is acting as the Paying Agent, shall segregate and hold in trust as provided in Section 2.05) money sufficient to pay the Redemption Price of and accrued and unpaid interest on all Notes to be redeemed on that date other than Notes or portions thereof called for redemption on that date that have been delivered by the Company to the Trustee for cancellation.

SECTION 3.07. Payment of Notes Called for Redemption. If notice of redemption has been given in the manner provided above, the Notes or portion of Notes specified in such notice to be redeemed shall become due and payable on the Redemption Date at the Redemption Price stated therein, together with accrued and unpaid interest to such Redemption Date, and on and after such date (unless the Company shall default in the payment of such Notes at the Redemption Price and accrued and unpaid interest to the Redemption Date, in which case the principal, until paid, shall bear interest from the Redemption Date at the rate prescribed in the Notes), such Notes shall cease to accrue interest. Upon surrender of any Note for redemption in accordance with a notice of redemption, such Note shall be paid and redeemed by the Company at the Redemption Price, together with accrued and unpaid interest, if any, to the Redemption Date; provided that installments of interest whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders registered as such at the close of business on the relevant Regular Record Date.

SECTION 3.08. Notes Redeemed in Part. Upon surrender of any Note that is redeemed in part, the Company shall execute and the Trustee shall authenticate and deliver to the Holder without service charge, a new Note equal in principal amount to the unredeemed portion of such surrendered Note.

ARTICLE FOUR

COVENANTS

SECTION 4.01. Payment of Notes. The Company shall pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and this Indenture. An installment of principal, premium, if any, or interest shall be considered paid on the date due if the Trustee or Paying Agent (other than the Company, a Subsidiary of the Company or any Affiliate of any of them) holds on that date at 11:00 a.m. Eastern Time money designated for and sufficient to pay the installment. If the Company or any Affiliate of the Company acts as Paying Agent, an installment of principal, premium, if any, or interest shall be considered paid on the due date if the entity acting as Paying Agent complies with the last sentence of Section 2.05. As provided in Section 6.09, upon any bankruptcy or reorganization procedure relative to the Company, the Trustee shall serve as the Paying Agent, if any, for the Notes.

The Company shall pay interest on overdue principal and premium, if any, and interest on overdue installments of interest, to the extent lawful, at the rate per annum specified in the Notes.

The Company shall be responsible for making calculations called for under the Notes, including determination of the Redemption Price, premium, if any, and any other amounts payable on the Notes. The Company will make the calculations in good faith and, absent manifest error, its calculations will be final and binding on the Holders of the Notes. The Company shall provide a schedule of its calculations to the Trustee when applicable, and the Trustee is entitled to rely conclusively on the accuracy of the Company’s calculations without independent verification.

SECTION 4.02. Maintenance of Office or Agency. The Company shall maintain in the Borough of Manhattan, The City of New York, or Minneapolis, Minnesota an office or agency where Notes may be surrendered for registration of transfer or exchange or for presentation for payment and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in Section 11.02.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, The City of New York, or Minneapolis, Minnesota for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby initially designates the Corporate Trust Office of the Trustee as such office of the Company in accordance with Section 2.04.

SECTION 4.03. Limitation on Indebtedness. (a) The Parent Company and the Company shall not, and shall not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Parent Company, the Company or any Subsidiary Guarantor may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, (A) in the case of the Parent Company Incurring Indebtedness, the Consolidated Leverage Ratio of the Parent Company would be greater than zero and less than 6.0:1, and (B) in the case of the Company or a Subsidiary Guarantor Incurring Indebtedness, the Consolidated Leverage Ratio of the Company would be greater than zero and less than 4.5:1.

(b) Notwithstanding the foregoing, the Parent Company, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

(1) Indebtedness Incurred under Credit Agreements (including, for avoidance of doubt, refinancings, successive refinancings and replacements) outstanding at any time in an aggregate principal amount not to exceed the greater of (A) $900 million and (B) the product of 4.0 times the aggregate amount of Consolidated EBITDA for the Parent Company and its consolidated Restricted Subsidiaries for the then most recent four fiscal quarters for which the Parent Company’s financial statements have been filed with the Commission or provided to the Trustee or posted pursuant to Section 4.18 (with Consolidated EBITDA being determined on a pro forma basis calculated in a manner consistent with the calculation thereof for purposes of the definition of Consolidated Leverage Ratio);

(2) Indebtedness owed:

(A) to the Parent Company or the Company evidenced by a promissory note; or

(B) to any Restricted Subsidiary; provided, however, that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Parent Company, the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (2);

(3) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund (including, for avoidance of doubt, repurchases upon consummation of a tender offer for), Indebtedness Incurred under (i) clause (1) of this Section 4.03(b) to the extent, and solely to the extent, of the excess, if any, of (a) the aggregate amount of Indebtedness Incurred pursuant to clause (1) and outstanding immediately prior to such refinancing or refunding over (b) the maximum amount of Indebtedness that could be Incurred pursuant to clause (1) (disregarding, for purposes of this determination, Indebtedness that is outstanding under clause (1)) immediately prior to such refinancing or refunding, or (ii) Section 4.03(a), this clause (3) or clause (5), (8), (9), (12) or (13) of this Section 4.03(b), in each case in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided, however, that (x) to the extent such refinancing Indebtedness directly or indirectly refinances Indebtedness of a Restricted Subsidiary Incurred pursuant to clause (8) of this Section 4.03(b), such refinancing Indebtedness shall be Incurred only by such Subsidiary, and (y) Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes shall only be permitted under this clause (3) if:

(A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes, the Parent Guarantee or any Subsidiary Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is pari passu with, or subordinate in right of payment to, the remaining Notes, the Parent Guarantee or such Subsidiary Guarantee, as applicable;

(B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, the Parent Guarantee or any Subsidiary Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes, the Parent Guarantee or such Subsidiary Guarantee, as applicable, at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes, the Parent Guarantee or such Subsidiary Guarantee, as applicable; and

(C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided, further, that in no event may (i) the Parent Company’s Indebtedness be refinanced by means of any Indebtedness of any of its Restricted Subsidiaries pursuant to this clause (3) or (ii) the Company’s Indebtedness be refinanced by means of any Indebtedness of any of its Restricted Subsidiaries pursuant to this clause (3);

(4) Indebtedness:

(A) in respect of performance, surety or appeal bonds provided in the ordinary course of business;

(B) under Currency Agreements and Interest Rate Agreements; provided, however, that such agreements:

(i) are designed solely to protect the Company, the Parent Company or the Restricted Subsidiaries of either against fluctuations in foreign currency exchange rates or interest rates; and

(ii) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; or

(C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any of the Company’s or the Parent Company’s obligations or those of any of the Restricted Subsidiaries of either pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company, the Parent Company or any Restricted Subsidiary, as applicable, in connection with such disposition;

(5) Indebtedness of the Company or the Parent Company and Guarantees thereof, to the extent the net proceeds thereof are promptly:

(A) used to purchase Notes tendered in an Offer to Purchase made as a result of a Change of Control Triggering Event; or

(B) deposited to defease the Notes pursuant to Article Eight,

(6) Guarantees of the Notes (including the Parent Guarantee and the Subsidiary Guarantees) and Guarantees of Indebtedness of the Parent Company or the Company by the Parent Company, the Company or any Restricted Subsidiary; provided that the Guarantee by any Restricted Subsidiary of such Indebtedness (other than the Notes) is permitted by and made in accordance with Section 4.07;

(7) Indebtedness Incurred to finance or refinance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration and all transaction costs related to the foregoing) to acquire equipment, inventory or network assets (including acquisitions by way of Capitalized Lease Obligations and acquisitions of the Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the fair market value of the equipment, inventory or network assets so acquired, plus goodwill associated therewith) by the Parent Company, the Company or a Restricted Subsidiary after the Reference Closing Date; provided, however, that the aggregate principal amount of such Indebtedness outstanding at any time may not exceed $200 million;

(8) Acquired Indebtedness; provided, however, that on the date on which the applicable Person becomes a Restricted Subsidiary or on which the applicable Indebtedness is assumed in connection with an Asset Acquisition, and after giving effect to the Incurrence of such Indebtedness, both the Parent Company and the Company would have been able to Incur at least $1.00 of Indebtedness under Section 4.03(a);

(9) Strategic Subordinated Indebtedness;

(10) Indebtedness or related obligations of the Parent Company, the Company or any Subsidiary Guarantor under (A) Currency Agreements, Interest Rate Agreements or cash management or similar treasury or custodial arrangements with any Lender or any Affiliate of a Lender or (B) Currency Agreements, Interest Rate Agreements (up to a maximum of $50 million at any one time outstanding measured by termination value) or cash management or similar treasury or custodial arrangements with any Person that is not a Lender or an Affiliate of any Lender;

(11) the Parent Company’s or the Company’s subordinated Indebtedness (in addition to Indebtedness permitted under clauses (1) through (10) above and clauses (13) and (14) below) in an aggregate principal amount outstanding at any time not to exceed $200 million;

(12) the Original 2022 Notes issued on the Reference Closing Date, and any notes exchanged therefor under the terms of the Existing 2022 Indenture;

(13) any Indebtedness existing on the Reference Closing Date (other than Indebtedness described in clause (1), (2), (6) or (12) above); and

(14) other Indebtedness (in addition to Indebtedness permitted under clauses (1) through (13) above) in an aggregate principal amount outstanding at any time not to exceed $150 million.

(c) Notwithstanding any other provision of this Section 4.03, the maximum amount of Indebtedness that the Parent Company, the Company or a Restricted Subsidiary may Incur pursuant to this Section 4.03 shall not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

(d) For purposes of determining any particular amount of Indebtedness under this Section 4.03:

(1) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included; and

(2) any Liens granted pursuant to clause (25) of the definition of Permitted Liens shall not be treated as Indebtedness.

(e) For purposes of determining compliance with this Section 4.03, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Parent Company or the Company, as applicable, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses, and from time to time may reclassify such item of Indebtedness to the extent that such reclassified Indebtedness could be Incurred at the time of such reclassification pursuant to the clause or clauses into which such Indebtedness is reclassified; provided, however, that Indebtedness outstanding on the Reference Closing Date under the Credit Agreement will be treated as Incurred on the Reference Closing Date under clause (1) of Section 4.03(b) above and may not subsequently be reclassified. Notwithstanding the foregoing, all Indebtedness that was Incurred since the Reference Closing Date and on or prior to the Closing Date (including the Notes and the 2023 Notes) shall be permitted by this Section 4.03 and shall be classified as having been Incurred under the clauses above that correspond to the analogous clauses in the Existing 2022 Indenture under which such Indebtedness was Incurred.

(f) For purposes of determining compliance with any dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, provided, however, that:

(1) the dollar-equivalent principal amount of any such Indebtedness outstanding on the Reference Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Reference Closing Date; and

(2) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness, converted into the currency in which the Indebtedness being refinanced is denominated at the currency exchange rate in effect on the date of such refinancing, does not exceed the principal amount of such Indebtedness being refinanced (plus premiums, accrued interest, fees and expenses).

The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the foreign currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

(g) Neither the Company nor the Parent Company nor any Subsidiary Guarantor shall incur any Indebtedness that pursuant to its terms is subordinate or junior in right of payment to any Indebtedness unless such Indebtedness is subordinated in right of payment to the Notes, the Parent Guarantee or the relevant Subsidiary Guarantee, as applicable, to the same extent; provided that Indebtedness will not be considered subordinate or junior in right of payment to any other Indebtedness solely by virtue of being unsecured or secured to a greater or lesser extent or with greater or lower priority.

SECTION 4.04. Limitation on Restricted Payments. (a) The Parent Company and the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (A) dividends or distributions payable solely in shares of the Parent Company’s or the Company’s Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock (other than Disqualified Stock); and (B) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders) held by Persons other than the Company, the Parent Company or any Restricted Subsidiary;

(2) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of:

(A) the Parent Company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock but excluding, for avoidance of doubt, Indebtedness convertible into Capital Stock) held by any Person; or

(B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock but excluding, for avoidance of doubt, Indebtedness convertible into Capital Stock) held by any Affiliate of the Parent Company (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Parent Company’s Capital Stock;

(3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of any Indebtedness that is subordinated in right of payment to the Notes, the Parent Guarantee or any Subsidiary Guarantee (it being understood, for avoidance of doubt, that this clause (3) shall not limit any voluntary or optional principal payment, or voluntary or optional redemption, purchase, defeasance, or other acquisition or retirement for value, of the Convertible Debentures); or

(4) make any Investment, other than a Permitted Investment, in any Person

(such payments or any other actions described in clauses (1) through (4) above being collectively referred to as “Restricted Payments”) if, at the time of, and after giving effect to, the proposed Restricted Payment:

(A) a Default or Event of Default shall have occurred and be continuing;

(B) the Parent Company could not Incur at least $1.00 of Indebtedness under Section 4.03(a); or

(C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Original High Yield Closing Date shall exceed the sum of:

(i) the amount by which Consolidated EBITDA of the Parent Company exceeds 150% of Consolidated Interest Expense of the Parent Company, in each case, determined on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Original High Yield Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the Commission or provided to the Trustee or posted pursuant to Section 4.18; plus

(ii) the aggregate Net Cash Proceeds and the fair market value of all non-cash proceeds received by the Parent Company or the Company after the Original High Yield Closing Date from the issuance and sale permitted by this Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not the Parent Company’s or the Company’s Subsidiary, including an issuance or sale permitted by this Indenture of Indebtedness of the Parent Company or the Company for cash subsequent to the Original High Yield Closing Date upon the conversion of such Indebtedness into the Parent Company’s or the Company’s Capital Stock (other than Disqualified Stock), or from the issuance to a Person who is not the Parent Company’s or the Company’s Subsidiary of any options, warrants or other rights to acquire Capital Stock of the Parent Company or the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes), in each case, except to the extent such Net Cash Proceeds and non-cash proceeds are used to make Restricted Payments after the Reference Closing Date pursuant to clause (3), (4), (6) or (7) of Section 4.04(b) or clause (3), (4), (6) or (7) of Section 4.04(b) of the Existing 2022 Indenture; plus

(iii) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments or Investments made pursuant to clause (6) of Section 4.04(b) or clause (6) of

Section 4.04(b) of the Existing 2022 Indenture) after the Reference Closing Date in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Parent Company, the Company or any Restricted Subsidiary after the Reference Closing Date or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income) after the Reference Closing Date, or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”) after the Reference Closing Date (including, in the case of any redesignation occurring after the Reference Closing Date and prior to the Closing Date, any redesignations of “Unrestricted Subsidiaries” as “Restricted Subsidiaries” under and as defined in the Existing 2022 Indenture), not to exceed, in each case, the amount of Investments previously made by the Parent Company, the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

(b) The foregoing provision shall not be violated by reason of:

(1) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing Section 4.04(a);

(2) the redemption, purchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes, the Parent Guarantee or any Subsidiary Guarantee, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (3) or (11) of Section 4.03(b);

(3) the repurchase, redemption or other acquisition of the Parent Company’s Capital Stock or that of an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Parent Company (or options, warrants or other rights to acquire such Capital Stock), except to the extent such proceeds are used to make Restricted Payments after the Reference Closing Date pursuant to clause (4)(C)(ii) of Section 4.04(a) or clause (4), (6) or (7) of this Section 4.04(b), or clause 4(C)(ii) of Section 4.04(a) or clause (4), (6) or (7) of Section 4.04(b) of the Existing 2022 Indenture;

(4) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of any Indebtedness which is subordinated in right of payment to the Notes, the Parent Guarantee or any Subsidiary Guarantee, in exchange for, or out of the proceeds of a substantially concurrent sale of, shares of Capital Stock (other than Disqualified Stock) of the Parent Company or the Company, as applicable (or options, warrants or other rights to acquire such Capital Stock), except to the extent such proceeds are used to make Restricted Payments after the Reference Closing Date pursuant to clause (4)(C)(ii) of Section 4.04(a) or clause (3), (6) or (7) of this Section 4.04(b), or clause 4(C)(ii) of Section 4.04(a) or clause (3), (6) or (7) of Section 4.04(b) of the Existing 2022 Indenture;

(5) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of this Indenture applicable to mergers, consolidations and transfers of all or substantially all of the Parent Company’s or the Company’s property and assets;

(6) Investments that are not Permitted Investments in an amount that does not exceed, in the aggregate with all other Investments made after the Reference Closing Date pursuant to this clause (6) or clause (6) of Section 4.04(b) of the Existing 2022 Indenture and then outstanding, the sum of:

(A) $20 million, plus

(B) the amount of Net Cash Proceeds and the fair market value of all non-cash proceeds received by the Parent Company or the Company after the Original High Yield Closing Date from the sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Parent Company, except to the extent such Net Cash Proceeds or non-cash proceeds are used to make Restricted Payments after the Reference Closing Date pursuant to clause (4)(C)(ii) of Section 4.04(a) or clause (3), (4) or (7) of this Section 4.04(b), or clause 4(C)(ii) of Section 4.04(a) or clause (3), (4) or (7) of Section 4.04(b) of the Existing 2022 Indenture, plus

(C) the net reduction in Investments made after the Reference Closing Date pursuant to this clause (6) or clause (6) of Section 4.04(b) of the Existing 2022 Indenture resulting from distributions on or repayments of such Investments or from the Net Cash Proceeds or non-cash proceeds from the sale of any such Investment (except in each case to the extent any such payment or proceeds is included in the calculation of Adjusted Consolidated Net Income) or from such Person becoming a Restricted Subsidiary (valued in each case as provided in the definition of “Investments”); provided, however, that the net reduction in any Investment shall not exceed the amount of such Investment;

(7) Investments acquired in exchange for Capital Stock (other than Disqualified Stock) of the Parent Company or the Company (except to the extent such acquired property has been used to make Restricted Payments after the Reference Closing Date pursuant to clause (4)(C)(ii) of Section 4.04(a) or clause (3), (4) or (6) of this Section 4.04(b), or clause 4(C)(ii) of Section 4.04(a) or clause (3), (4) or (6) of Section 4.04(b) of the Existing 2022 Indenture);

(8) other Restricted Payments made after the Reference Closing Date pursuant to this clause (8) or clause (8) of Section 4.04(b) of the Existing 2022 Indenture in an aggregate amount not to exceed $50 million; and

(9) the repurchase, redemption or other acquisition of the Parent Company’s or the Company’s Capital Stock (or options, warrants or other rights to acquire such Capital Stock) from Persons who are or were formerly the Parent Company’s or the Company’s Directors, officers or employees or those of any Restricted Subsidiary; provided, however, that the aggregate amount of all such repurchases made after the Reference Closing Date in any calendar year pursuant to this clause (9) or clause (9) of Section 4.04(b) of the Existing 2022 Indenture shall not exceed $5 million; and provided, further that any shares of the Parent Company’s Capital Stock that are acquired in connection with forfeitures, net share settlements or similar arrangements under the Parent Company’s stock plan or other employee benefit plan shall be disregarded for purposes of the foregoing $5 million limit;

provided, further, however, that except in the case of clauses (1) and (3) of this Section 4.04(b), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

(c) Each Restricted Payment permitted pursuant to Section 4.04(b) (other than the Restricted Payment referred to in clause (2) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) or (4) thereof and an Investment referred to in clause (6) or (7) thereof) shall be included in calculating whether the conditions of clause (4)(C) of Section 4.04(a) have been met with respect to any subsequent Restricted Payments. The Net Cash Proceeds and the fair market value of non-cash proceeds from any issuance of Capital Stock referred to in clauses (3), (4), (6) and (7) shall be excluded in calculating whether the conditions of clause (4)(C) of Section 4.04(a) have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of the Parent Company’s or the Company’s Capital Stock are used for the redemption, purchase or other acquisition of the Notes, or Indebtedness that is pari passu with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (4)(C) of Section 4.04(a) only to the extent such proceeds are not used for such redemption, purchase or other acquisition of Indebtedness.

SECTION 4.05. Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary;

(2) pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

(3) make loans or advances to the Company or any other Restricted Subsidiary; or

(4) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

(b) The provisions of Section 4.05(a) shall not restrict any encumbrances or restrictions:

(1) existing on the Reference Closing Date or any other agreements in effect on the Reference Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided, however, that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(2) existing under or by reason of applicable law or required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary;

(3) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary after the Reference Closing Date, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired, and any extensions, renewals or replacements of such encumbrances or restrictions; provided, however, that the encumbrances and restrictions in any such extensions, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, renewed or replaced;

(4) in the case of clause (4) of Section 4.05(a):

(A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

(B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by this Indenture; or

(C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, reduce the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary;

(5) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or

(6) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if:

(A) the encumbrance or restriction either: (i) applies only in the event of a payment default or non-compliance with respect to a financial covenant contained in such Indebtedness or agreement; or (ii) is contained in a Credit Agreement;

(B) the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined by the Company); and

(C) the Company determines on the date of the Incurrence of such Indebtedness (or on the Closing Date in the case of any Indebtedness Incurred after the Reference Closing Date and on or prior to the Closing Date) that any such encumbrance or restriction would not be expected to materially impair the Company’s ability to make principal or interest payments on the Notes.

Nothing contained in this Section 4.05 shall prevent the Company or any Restricted Subsidiary from: (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in Section 4.09 or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

SECTION 4.06. Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries. The Parent Company and the Company shall not sell, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

(1) to the Parent Company, the Company or a Wholly Owned Restricted Subsidiary;

(2) issuances of director’s qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law;

(3) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under Section 4.04 if made on the date of such issuance or sale; or

(4) issuances or sales of Common Stock of a Restricted Subsidiary; provided, however, that the Company or such Restricted Subsidiary applies the Net Cash Proceeds, if any, of any such sale in compliance with Section 4.11.

SECTION 4.07. Limitation on Issuances of Guarantees by Restricted Subsidiaries. (a) The Parent Company and the Company shall not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Parent Company which is pari passu with or subordinate in right of payment to the Parent Guarantee or to Guarantee any of the Company’s Indebtedness which is pari passu with or subordinate in right of payment to the Notes (any such Indebtedness being the “Guaranteed Indebtedness”), unless:

(1) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to this Indenture providing for a Subsidiary Guarantee of payment of the Notes by such Restricted Subsidiary;

(2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Parent Company or the Company, as applicable, or any Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided, however, that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; and

(3) if the Guaranteed Indebtedness is Indebtedness of the Parent Company, the Company would have been permitted to Incur such Guaranteed Indebtedness pursuant to clause (B) of Section 4.03(a). If the Guaranteed Indebtedness is:

(A) pari passu with the Notes or the Parent Guarantee, as applicable, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee; or

(B) subordinated to the Notes or the Parent Guarantee, as applicable, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes or the Parent Guarantee, as applicable.

(b) Notwithstanding Section 4.07(a), any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(1) any sale, exchange or transfer, to any Person not an Affiliate of the Parent Company or the Company, of all of the Parent Company’s, the Company’s and each Restricted Subsidiary’s Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by this Indenture); or

(2) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

SECTION 4.08. Limitation on Transactions with Stockholders and Affiliates. The Parent Company and the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with a Related Person or with any of the Parent Company’s or the Company’s Affiliates, unless:

(1) the terms of such transaction are fair and reasonable and no less favorable to the Parent Company, the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not such a Related Person or an Affiliate;

(2) if such transaction involves an amount in excess of $25 million, a majority of the disinterested members of the Board of Directors has determined in good faith that the criteria set forth in clause (1) are satisfied and have approved such transaction; and

(3) if such transaction involves an amount in excess of $75 million, the Parent Company, the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Parent Company, the Company or such Restricted Subsidiary from a financial point of view. Such nationally recognized investment banking firm may have other relationships with the Parent Company, the Company, such Restricted Subsidiary or any Affiliate thereof.

The foregoing limitation does not limit and shall not apply to:

(1) any transaction solely between the Parent Company or the Company and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries;

(2) the payment of customary directors’ fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, Director or employee of the Parent Company, the Company or any Restricted Subsidiary entered into in the ordinary course of business;

(3) any transaction (i) with respect to the lease, sharing or other use of conduit, cable, fiber lines or facilities, equipment, transmission or network capacity, right-of-way or other access rights, between the Parent Company, the Company or any Restricted Subsidiary and any other Person or (ii) between the Parent Company, the Company or any Restricted Subsidiary and customers, clients, suppliers, lessors or purchasers or sellers of goods or services, in each case with respect to transactions under this clause (ii) in the ordinary course of business and otherwise in compliance with the terms of this Indenture; provided, however, that such transaction is on terms that:

(A) if applicable, are consistent with the past practices of the Parent Company, the Company or such Restricted Subsidiary; and

(B) are no less favorable, taken as a whole, to the Parent Company, the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Parent Company, the Company or such Restricted Subsidiary with an unrelated Person (or, in the event that there are no comparable transactions involving unrelated Persons to apply for comparative purposes, is otherwise on terms that, taken as a whole, the Parent Company or the Company, as applicable, has determined to be fair to the Parent Company or the Company or the relevant Restricted Subsidiary); or

(4) any Restricted Payments not prohibited by Section 4.04.

SECTION 4.09. Limitation on Liens. The Parent Company and the Company shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character (including licenses), or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, except Permitted Liens.

SECTION 4.10. Limitation on Sale-Leaseback Transactions. The Parent Company and the Company shall not, and shall not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Parent Company, the Company or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Parent Company, the Company or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

The foregoing restriction shall not apply to any sale-leaseback transaction if:

(1) the lease is for a period, including renewal rights, of not in excess of five years;

(2) the lease secures or relates to industrial revenue or pollution control bonds;

(3) the transaction is solely between the Parent Company or the Company and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries;

(4) the Parent Company, the Company or such Restricted Subsidiary applies an amount not less than the net proceeds received from such sale in compliance with Section 4.11; or

(5) such sale-leaseback transaction involves the sale and leaseback of the Parent Company’s headquarters and assets appurtenant thereto.

SECTION 4.11. Limitation on Asset Sales. (a) The Parent Company and the Company shall not, and shall not permit any Restricted Subsidiary to, consummate any Asset Sale, unless:

(1) the consideration received by the Parent Company, the Company or the Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of; and

(2) at least 75% of the consideration received consists of cash, Temporary Cash Investments or the assumption of Indebtedness of the Parent Company (other than Indebtedness that is subordinated to the Parent Guarantee), the Company (other than Indebtedness that is subordinated to the Notes) or a Restricted Subsidiary (other than Indebtedness that is subordinated to the relevant Subsidiary Guarantee) and unconditional release of the Parent Company, the Company or the Restricted Subsidiary from all liability on the Indebtedness assumed; provided, however, that this clause (2) shall not apply to the lease, sharing, assignment or other use of conduit, cable, fiber lines or facilities, rights of way or other access rights or the assignment of transmission or network capacity.

(b) In the event and to the extent that the Net Cash Proceeds received by the Parent Company, the Company or any Restricted Subsidiary from one or more Asset Sales occurring on or after the Reference Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Parent Company and its Subsidiaries has been filed with the Commission or provided to the Trustee or posted pursuant to Section 4.18), then the Parent Company and the Company shall or shall cause the relevant Restricted Subsidiary to:

(1) within 12 months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets:

(A) apply an amount equal to such excess Net Cash Proceeds less any amounts invested within 6 months prior to such Asset Sale in property or assets of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Parent Company, the Company and its Restricted Subsidiaries on the date of such Asset Sale (the “Adjusted Net Cash Proceeds”) to permanently repay unsubordinated Indebtedness of the Parent Company, the Company or any Subsidiary Guarantor, in each case owing to a Person other than the Parent Company, the Company or any Restricted Subsidiary; or

(B) invest an equal amount, or the amount of Adjusted Net Cash Proceeds not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Parent Company, the Company and the Restricted Subsidiaries existing on the date of such investment (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution); and

(2) apply (no later than the end of the 12-month period referred to in clause (1)) such excess Adjusted Net Cash Proceeds (to the extent not applied pursuant to clause (1)) as provided in Section 4.11(c).

The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (1) of the preceding sentence and not applied as so required by the end of such period shall constitute “Excess Proceeds”.

(c) If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this Section 4.11 (or, after the Reference Closing Date and prior to the Closing Date, Section 4.11 of the Existing 2022 Indenture) totals at least $100 million, the Company shall commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders and, to the extent outstanding, the holders of the Existing 2022 Notes on a pro rata basis an aggregate principal amount of Notes and Existing 2022 Notes, if applicable, and, to the extent permitted or required by the terms thereof, any other Indebtedness of the Company or the Parent Company that is pari passu with the Notes or the Parent Guarantee, equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes, the Existing 2022 Notes, if applicable, and such other Indebtedness, if applicable, on the relevant Payment Date, plus, in each case, accrued interest (if any) to the Payment Date. If any Excess Proceeds remain after consummation of an Offer to Purchase, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes, Existing 2022 Notes and other pari passu Indebtedness tendered in response to such Offer to Purchase exceeds the amount of Excess Proceeds, the Trustee will select the Notes, the Existing 2022 Notes and such other pari passu Indebtedness to be purchased on a pro rata basis, subject to DTC procedures if the Notes are Global Notes. Upon completion of the Offer to Purchase, the amount of Excess Proceeds will be reset to zero.

SECTION 4.12. Repurchase of Notes upon a Change of Control Triggering Event. The Company shall commence, within 30 days of the occurrence of a Change of Control Triggering Event, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof on the relevant Payment Date, plus accrued interest and liquidated damages (if any) to the Payment Date. The Company shall provide notice of a Change of Control Triggering Event to each Holder, with a copy to the Trustee.

SECTION 4.13. Existence. Subject to Articles Four and Five of this Indenture, the Parent Company and the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect their respective existences and the existence of each of their Restricted Subsidiaries in accordance with the respective organizational documents of the Parent Company, the Company and each Restricted Subsidiary and the rights (whether pursuant to charter, partnership certificate, agreement, statute or otherwise), licenses and franchises of the Parent Company, the Company and each Restricted Subsidiary; provided that neither the Company nor the Parent Company shall be required to preserve any such right, license or franchise, or the existence of any Restricted Subsidiary, if the maintenance or preservation thereof is no longer desirable in the conduct of the business of the Parent Company, the Company and their Restricted Subsidiaries taken as a whole. Neither the foregoing nor any other provision of this Indenture shall prohibit the conversion by the Company or any Restricted Subsidiary from a corporation to a limited liability company or vice-versa or from a limited partnership to a corporation or limited liability company.

SECTION 4.14. Payment of Taxes and Other Claims. The Parent Company and the Company shall pay or discharge and shall cause each of their Restricted Subsidiaries to pay or discharge, or cause to be paid or discharged, before the same shall become delinquent:

(1) all material taxes, assessments and governmental charges levied or imposed upon:

(A) the Parent Company, the Company or any such Restricted Subsidiary;

(B) the income or profits of the Parent Company, the Company or any such Restricted Subsidiary which is a corporation; or

(C) the property of the Parent Company, the Company or any such Restricted Subsidiary; and

(2) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon the property of the Parent Company, the Company or any such Restricted Subsidiary; provided that neither the Parent Company nor the Company shall be required to pay or discharge, or cause to be paid or discharged, any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established.

SECTION 4.15. Maintenance of Properties and Insurance. The Parent Company and the Company shall cause all properties used or useful in the conduct of their business or the business of any of the Restricted Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Parent Company and the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided that nothing in this Section 4.15 shall prevent the Parent Company, the Company or any Restricted Subsidiary from discontinuing the use, operation or maintenance of any of such properties or disposing of any of them, if such discontinuance or disposal is, in the judgment of the Parent Company, the Company or such Restricted Subsidiary having managerial responsibility for any such property, desirable in the conduct of the business of the Parent Company, the Company or such Restricted Subsidiary.

The Parent Company and the Company shall provide or cause to be provided, for themselves and the Restricted Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds customarily insured against by corporations similarly situated and owning like properties with reputable insurers or with the government of the United States of America, or an agency or instrumentality thereof, in such amounts, with such deductibles and by such methods as the Parent Company and the Company in good faith shall determine to be reasonable and appropriate in the circumstances.

SECTION 4.16. Notice of Defaults. In the event that any Officer of the Parent Company or the Company becomes aware of any Default or Event of Default, the Parent Company or the Company, as applicable, shall promptly deliver to the Trustee an Officers’ Certificate specifying such Default or Event of Default.

SECTION 4.17. Compliance Certificates. The Parent Company shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate (that need not comply with Section 11.04) stating whether or not the signers know of any Default or Event of Default that occurred during such fiscal year, and that a review has been conducted of the activities of each of the Parent Company, the Company and the Restricted Subsidiaries and the Company’s, the Parent Company’s and the Restricted Subsidiaries’ performance under this Indenture and that the Parent Company, the Company and the Restricted Subsidiaries have complied with all conditions and covenants under this Indenture. If any of the Officers of the Parent Company signing such certificate has knowledge of such a Default or Event of Default, the certificate shall describe any such Default or Event of Default and its status.

SECTION 4.18. Commission Reports and Reports to Holders. Whether or not the Parent Company is then required to file reports with the Commission, the Parent Company shall file with the Commission all reports and other information that it would be required to file with the Commission by Section 13(a) or 15(d) under the Exchange Act if it were subject thereto. The Parent Company shall supply the Trustee and each Holder, without cost to any Holder, copies of such reports and other information or post such reports and other information on the Parent Company’s primary website within 15 days after the date it would have been required to file such reports or other information with the Commission had it been subject to such Sections; provided, however, that the copies of such reports mailed to Holders may omit exhibits which the Company shall supply to any Holder at such Holder’s request. The Parent Company also shall comply with the other provisions of TIA Section 314(a). Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of any such reports, information and documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates delivered to the Trustee pursuant to Section 4.17).

SECTION 4.19. Waiver of Stay, Extension or Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company from paying all or any portion of the principal of, premium, if any, or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Indenture; and (to the extent that it may lawfully do so) the Company hereby expressly waives all benefit or advantage of any such law and covenant that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 4.20. Future Subsidiary Guarantors. The Company and the Parent Company shall cause each Person that becomes a Domestic Restricted Subsidiary of the Company or the Parent Company following the Closing Date (and is eligible to be a Subsidiary Guarantor pursuant to the definition thereof) and any other entity that Guarantees any Indebtedness of the Company or the Parent Company or any Domestic Restricted Subsidiaries of the Company or the Parent Company to execute and deliver to the Trustee supplemental indentures pursuant to which such Domestic Restricted Subsidiary or other entity shall guarantee the payment and performance of the Notes at the time such Person becomes a Domestic Restricted Subsidiary or Guarantees any such Indebtedness, as applicable.

SECTION 4.21. Suspension of Covenants. Following the first day (the “Suspension Date”) that:

(1)	the Notes have an Investment Grade Rating from both of the Rating Agencies, and

(2)	no Default has occurred and is continuing under this Indenture,

the Parent Company, the Company and the other Restricted Subsidiaries shall not be subject to Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.10 and 4.11 and clause (3) of Section 5.01 (collectively, the “Suspended Covenants”). In addition, the Subsidiary Guarantees of the Subsidiary Guarantors shall also be suspended as of the Suspension Date. In the event that the Parent Company, the Company and the other Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating, then the Parent Company, the Company and the other Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants with respect to future events and the Subsidiary Guarantees shall be reinstated. The period of time between the Suspension Date and the Reversion Date is referred to in this Indenture as the “Suspension Period”. Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default shall be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period. The Company shall notify the Trustee of the occurrence of any Suspension Date or Reversion Date.

On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to Section 4.03(a) or Section 4.03(b) (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to Section 4.03(a) or Section 4.03(b), such Indebtedness shall be deemed to have been outstanding on the Reference Closing Date, so that it is classified as permitted under clause (13) of Section 4.03(b). Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.04 shall be made as though such covenant had been in effect prior to, but not during, the Suspension Period (and, for avoidance of doubt, all Consolidated EBITDA and other amounts attributable to the Suspension Period that would otherwise increase the amount of Restricted Payments available to be made pursuant to Section 4.04 shall be excluded in determining the amount of Restricted Payments available to be made following the Reversion Date). For purposes of determining compliance with Section 4.11, on the Reversion Date, the Net Cash Proceeds from all Asset Sales not applied in accordance with such covenant shall be deemed to be reset to zero.

ARTICLE FIVE

SUCCESSOR CORPORATION

SECTION 5.01. When Company and the Parent Company May Merge, Etc. Neither the Company nor the Parent Company shall consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company or the Parent Company, as applicable, unless:

(1) the Company or the Parent Company, as applicable, shall be the continuing Person, or the Person (if other than the Company or the Parent Company, as applicable) formed by such consolidation or into which the Company or the Parent Company, as applicable, is merged or that acquired or leased its property and assets shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company or the Parent Company, as applicable, on all of the Notes or the Parent Guarantee, as applicable, and under this Indenture;

(2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction on a pro forma basis the Company or the Parent Company, as applicable, or any Person becoming the successor Obligor of the Notes, as the case may be, could Incur at least $1.00 of Indebtedness under Section 4.03(a); provided, however, that this clause (3) shall not apply to:

(A) a consolidation, merger or sale of all (but not less than all) of the assets of the Company or the Parent Company, as applicable, if all of the Liens and Indebtedness of the Company or the Parent Company, as applicable, or of any Person becoming the successor Obligor on the Notes, as the case may be, and their Restricted Subsidiaries outstanding immediately after such transaction would, if Incurred at such time, have been permitted to be Incurred (and all such Liens and Indebtedness, other than the Liens and Indebtedness of the Company or the Parent Company, as applicable, and their Restricted Subsidiaries outstanding immediately prior to the transaction, shall be deemed to have been Incurred) for all purposes of this Indenture; or

(B) a consolidation, merger or sale of all or substantially all of the assets of the Company or the Parent Company, as applicable, if immediately after giving effect to such transaction on a pro forma basis, the Company or the Parent Company, as applicable, or any Person becoming the successor Obligor on the Notes shall have a Consolidated Leverage Ratio equal to or less than the Consolidated Leverage Ratio of the Company or the Parent Company, as applicable, immediately prior to such transaction; and

(4) the Company or the Parent Company, as applicable, delivers to the Trustee an Officers’ Certificate (attaching the arithmetic computations to demonstrate compliance with clause (3) above) and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture comply with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with;

provided, however, that clause (3) above does not apply if, in the good faith determination of the Board of Directors of the Company or the Parent Company, as applicable, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company or the Parent Company, as applicable; and provided further, however, that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations. In addition, clause (3) shall not apply to any consolidation, merger, sale, conveyance, transfer, lease or other disposition of assets between or among the Parent Company, the Company and any Restricted Subsidiaries.

SECTION 5.02. Successor Substituted. Upon any consolidation or merger, or any sale, conveyance, transfer, lease or other disposition of all or substantially all of the property and assets of the Company or the Parent Company, as applicable, in accordance with Section 5.01 of this Indenture, the successor Person formed by such consolidation or into which the Company or the Parent Company, as applicable, is merged or to which such sale, conveyance, transfer, lease or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture or of the Parent Company under the Parent Guarantee, with the same effect as if such successor Person had been named as the Company or the Parent Company, as applicable, herein; provided that the Company or the Parent Company, as applicable, shall not be released from their obligations or covenants under this Indenture, including with respect to the payment of the principal of, premium, if any, or interest on the Notes, in the case of:

(1) a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all the assets of the Company or the Parent Company as an entirety or substantially as an entirety) or

(2) a lease.

ARTICLE SIX

DEFAULT AND REMEDIES

SECTION 6.01. Events of Default. Any of the following events shall constitute an “Event of Default” hereunder:

(1) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(2) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days;

(3) default in the performance or breach of the provisions of this Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Parent Company, the Company or the Restricted Subsidiaries or the failure to make or consummate an Offer to Purchase in accordance with Section 4.11 or 4.12;

(4) the Company or the Parent Company defaults in the performance of or breaches any other covenant or agreement of the Company or the Parent Company, as applicable, in this Indenture or under the Notes (other than a default specified in clause (1), (2) or (3) above), and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee to the Company or to the Company and the Trustee by the Holders of 25% or more in aggregate principal amount of the Notes;

(5) there occurs with respect to any issue or issues of Indebtedness of the Parent Company, the Company or any Significant Subsidiary having an outstanding principal amount of $50 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (A) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (B) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(6) any final judgment or order (not covered by insurance) for the payment of money in excess of $70 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Parent Company, the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $70 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(7) a court having jurisdiction in the premises enters a decree or order for:

(A) relief in respect of the Parent Company, the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect;

(B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Parent Company, the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Parent Company, the Company or any Significant Subsidiary; or

(C) the winding up or liquidation of the affairs of the Parent Company, the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days;

(8) the Parent Company, the Company or any Significant Subsidiary:

(A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law;

(B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Parent Company, the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Parent Company, the Company or any Significant Subsidiary; or

(C) effects any general assignment for the benefit of creditors; or

(9)(a) Subsidiary Guarantees provided by Subsidiary Guarantors that individually or together would constitute a Significant Subsidiary cease to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantees or the terms of this Indenture) or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee; or (b) the Parent Guarantee ceases to be in full force and effect or the Parent Company denies or disaffirms its obligations under the Parent Guarantee.

SECTION 6.02. Acceleration. If an Event of Default (other than an Event of Default specified in clause (7) or (8) of Section 6.01 that occurs with respect to the Parent Company, the Company or a Significant Subsidiary) occurs and is continuing under this Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal, premium, if any, and accrued interest shall be immediately due and payable.

In the event of a declaration of acceleration because an Event of Default set forth in clause (5) of Section 6.01 has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (5) of Section 6.01 shall be remedied or cured by the Parent Company, the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.

If an Event of Default specified in clause (7) or (8) of Section 6.01 above occurs with respect to the Parent Company, the Company or any Significant Subsidiary, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Holders of at least a majority in principal amount of the outstanding Notes, by written notice to the Company and to the Trustee, may waive all past Defaults with respect to the Notes and rescind and annul a declaration of acceleration and its consequences if (1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. Promptly following any such rescission, the Company shall pay to the Trustee all amounts owing to the Trustee under Section 7.07 related to such Event of Default and acceleration, including all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses and disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may, and at the direction of the Holders of at least a majority in aggregate principal amount of the outstanding Notes shall, subject to Section 6.05, pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, premium, if any, or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.

SECTION 6.04. Waiver of Past Defaults. Subject to Sections 6.02, 6.07 and 9.02, the Holders of at least a majority in aggregate principal amount of the outstanding Notes, by notice to the Trustee, may waive an existing Default or Event of Default and its consequences, except a Default in the payment of principal of, premium, if any, or interest on any Note as specified in clause (1) or (2) of Section 6.01 or in respect of a covenant or provision of this Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto.

SECTION 6.05. Control by Majority. The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee pursuant to this Indenture. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes.

SECTION 6.06. Limitation on Suits. A Holder may not institute any proceeding, judicial or otherwise, with respect to this Indenture or the Notes, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(1) the Holder has previously given the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of outstanding Notes shall have made a written request to the Trustee to pursue such remedy;

(3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

For purposes of Section 6.05 of this Indenture and this Section 6.06, the Trustee shall comply with TIA Section 316(a) in making any determination of whether the Holders of the required aggregate principal amount of outstanding Notes have concurred in any request or direction of the Trustee to pursue any remedy available to the Trustee or the Holders with respect to this Indenture or the Notes or otherwise under the law.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over such other Holder. The Trustee shall mail all Holders any notice it receives from Holders under this Section 6.06.

SECTION 6.07. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08. Collection Suit by Trustee. If an Event of Default in payment of principal, premium or interest specified in clause (1), (2) or (3) of Section 6.01 occurs and is continuing, the Trustee may recover judgment in its own name and as Trustee of an express trust against the Company, the Guarantors or any other Obligor of the Notes or the Parent Guarantee or the Subsidiary Guarantees for the whole amount of principal, premium, if any, and accrued interest remaining unpaid, together with interest on overdue principal, premium, if any, and, to the extent that payment of such interest is lawful, interest on overdue installments of interest, in each case at the rate specified in the Notes, and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any amounts due to the Trustee under Section 7.07.

SECTION 6.09. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor of the Notes), their creditors or their property and shall be entitled and empowered to collect and receive any monies, securities or other property payable or deliverable upon conversion or exchange of the Notes or upon any such claims and to distribute the same, and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07. Nothing herein contained shall be deemed to empower the Trustee to authorize or consent to, or accept or adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding; provided, however, that the Trustee may vote for the election of a trustee in bankruptcy or similar person and be a member of a creditors’ or other similar committee.

SECTION 6.10. Priorities. After an Event of Default, any money or other property distributable in respect of the Company’s or the Guarantors’ obligations under this Indenture shall be paid in the following order:

First: to the Trustee for all amounts due or reasonably anticipated to become due under Section 7.07;

Second: to Holders for amounts then due and unpaid for principal of, premium, if any, and interest on the Notes in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal, premium, if any, and interest, respectively; and

Third: to the Company or any other Obligors of the Notes, as their interests may appear, or as a court of competent jurisdiction may direct.

The Trustee, upon prior written notice to the Company, may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

SECTION 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require any party litigant in such suit to file an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10% in principal amount of the outstanding Notes.

SECTION 6.12. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then, and in every such case, subject to any determination in such proceeding, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Company, Trustee and the Holders shall continue as though no such proceeding had been instituted.

SECTION 6.13. Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or wrongfully taken Notes in Section 2.09, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 6.14. Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article Six or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

ARTICLE SEVEN

TRUSTEE

SECTION 7.01. General. The duties and responsibilities of the Trustee shall be as provided by the TIA and as set forth herein (including, if an Event of Default has occurred and is continuing, the duty and responsibility to use the same degree of care and skill in the Trustee’s exercise of the rights and powers vested in it under this Indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs). Notwithstanding the foregoing, no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. The Trustee shall not be liable with respect to any action taken or omitted to be taken in accordance with the direction of a majority in aggregate principal amount of the Notes outstanding relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee under this Indenture. Whether or not herein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Article Seven.

SECTION 7.02. Certain Rights of Trustee. Subject to TIA Sections 315(a) through (d):

(i) the Trustee may rely, and shall be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper person;

(ii) before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel, which shall conform to Section 11.04. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion;

(iii) the Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care by it hereunder;

(iv) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction;

(v) the Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the discretion or rights or powers conferred upon it by this Indenture; provided that the Trustee’s conduct does not constitute negligence or bad faith;

(vi) whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officers’ Certificate;

(vii) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company personally or by agent or attorney;

(viii) any request or direction of the Company mentioned herein shall be sufficiently evidenced by a Company Order and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution;

(ix) the Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(x) the Trustee shall not be charged with knowledge of any Default or Event of Default under this Indenture with respect to the Notes unless either (1) a Responsible Officer of the Trustee assigned to the Corporate Trust Services department of the Trustee (or any successor division or department of the Trustee) shall have actual knowledge of such Default or Event of Default or (2) written notice of such Default or Event of Default shall have been given to the Trustee by the Company or any other Obligor on the Notes or by any Holder of the Notes;

(xi) the rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be compensated, reimbursed and indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder; and

(xii) the Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its control, including strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

(xiii) the permissive right of the Trustee to do things enumerated in this Indenture shall not be construed as a duty;

(xiv) the Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture; and

(xv) in no event shall the Trustee be responsible or liable for any special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

SECTION 7.03. Individual Rights of Trustee. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or their respective Affiliates with the same rights it would have if it were not the Trustee. Any Agent may do the same with like rights. However, the Trustee is subject to TIA Sections 310(b) and 311. To the extent permitted by the Trust Indenture Act, the Trustee shall not be deemed to have a conflicting interest with respect to any other indenture of the Company or the Guarantors.

SECTION 7.04. Trustee’s Disclaimer. The Trustee (i) makes no representation as to the validity or adequacy of this Indenture or the Notes, the Parent Guarantee or the Subsidiary Guarantees, (ii) shall not be accountable for the Company’s use or application of the proceeds from the Notes and (iii) shall not be responsible for any statement in the Offering Circular or in the Indenture or in the Notes other than its certificate of authentication.

SECTION 7.05. Notice of Default. If any Default or any Event of Default occurs and is continuing and if such Default or Event of Default is known to the Trustee, the Trustee shall mail to each Holder in the manner and to the extent provided in TIA Section 313(c) notice of the Default or Event of Default within 90 days after it occurs, unless such Default or Event of Default has been cured or waived; provided, however, that, except in the case of a default in the payment of the principal of, premium, if any, or interest on any Note, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or Responsible Officers of the Trustee in good faith determine that the withholding of such notice is in the interest of the Holders.

SECTION 7.06. Reports by Trustee to Holders. Within 60 days after each August 15, beginning with August 15, 2014, the Trustee shall mail to each Holder as provided in TIA Section 313(c) a brief report dated as of such August 15, if required by TIA Section 313(a).

A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Company and filed with the Commission and each stock exchange on which the Notes are listed in accordance with TIA Section 313(d). The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange or of any delisting thereof.

SECTION 7.07. Compensation and Indemnity. The Company shall pay to the Trustee such compensation as shall be agreed upon in writing for its services hereunder. The compensation of the Trustee shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable disbursements, expenses and advances incurred or made by the Trustee without negligence or bad faith on its part. Such expenses shall include the reasonable compensation and expenses of the Trustee’s agents and counsel.

The Company and the Guarantors shall, jointly and severally, indemnify the Trustee for, and hold it harmless against, any loss or liability or expense incurred by it without gross negligence or bad faith on its part in connection with the acceptance or administration of this Indenture and its duties under this Indenture and the Notes, including the costs and expenses of defending itself against any claim or liability and of complying with any process served upon it or any of its officers in connection with the exercise or performance of any of its powers or duties under this Indenture and the Notes. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder, unless the Company or any Guarantor is materially prejudiced thereby. The Company shall defend the claim and the Trustee shall cooperate in the defense. Unless otherwise set forth herein, the Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. Neither the Company nor any Guarantor shall be required to pay for any settlement made without their consent, which consent shall not be unreasonably withheld. Neither the Company nor any Guarantor shall be required to reimburse any expense or indemnity against loss or liability incurred by the Trustee through gross negligence or bad faith.

To secure the Company’s payment obligations in this Section 7.07, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee, in its capacity as Trustee, except money or property held in trust to pay principal of, premium, if any, and interest on particular Notes.

If the Trustee incurs expenses or renders services after the occurrence of an Event of Default specified in clause (7) or (8) of Section 6.01, the expenses and the compensation for the services will be intended to constitute expenses of administration under Title 11 of the United States Bankruptcy Code or any applicable federal or state law for the relief of debtors.

The provisions of this Section 7.07 shall survive the resignation or removal of the Trustee and the termination of this Indenture.

The Trustee shall comply with the provisions of TIA Section 313(b)(2) to the extent applicable.

SECTION 7.08. Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

The Trustee may resign at any time by so notifying the Company in writing at least 30 days prior to the date of the proposed resignation. The Holders of a majority in principal amount of the outstanding Notes may remove the Trustee by so notifying the Trustee in writing and may appoint a successor Trustee with the consent of the Company. The Company may remove the Trustee if: (i) the Trustee is no longer eligible under Section 7.10; (ii) the Trustee is adjudged a bankrupt or an insolvent; (iii) a receiver or other public officer takes charge of the Trustee or its property; or (iv) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed, or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company. If the successor Trustee does not deliver its written acceptance required by the next succeeding paragraph of this Section 7.08 within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of a majority in principal amount of the outstanding Notes may, at the expense of the Company, petition any court of competent jurisdiction for the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Immediately after the delivery of such written acceptance, subject to the lien provided in Section 7.07, (i) the retiring Trustee shall transfer all property held by it as Trustee to the successor Trustee, (ii) the resignation or removal of the retiring Trustee shall become effective and (iii) the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. A successor Trustee shall mail notice of its succession to each Holder. No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article.

If the Trustee is no longer eligible under Section 7.10 or shall fail to comply with TIA Section 310(b), any Holder who satisfies the requirements of TIA Section 310(b) may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 7.08, the Trustee shall resign immediately in the manner and with the effect provided in this Section.

The Company or successor Trustee shall give notice of any resignation and any removal of the Trustee and each appointment of a successor Trustee to all Holders. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office.

Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligation under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09. Successor Trustee by Merger, Etc. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or national banking association, the resulting, surviving or transferee corporation or national banking association without any further act shall be the successor Trustee with the same effect as if the successor Trustee had been named as the Trustee herein; provided, that such corporation shall be otherwise qualified and eligible under this Article.

SECTION 7.10. Eligibility. This Indenture shall always have a Trustee who satisfies the requirements of TIA Section 310(a)(1). The Trustee shall have a combined capital and surplus of at least $50 million as set forth in its most recent published annual report of condition that is subject to the requirements of applicable federal or state supervising or examining authority. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section, the Trustee shall resign immediately in the manner and with the effect specified in this Article.

SECTION 7.11. Money Held in Trust. The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law and except for money held in trust under Article Eight of this Indenture.

ARTICLE EIGHT

DISCHARGE OF INDENTURE

SECTION 8.01. Termination of Company’s Obligations. This Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder when:

(1) either:

(A) all Notes previously authenticated and delivered (other than destroyed, lost or stolen Notes that have been replaced, Notes that are paid pursuant to Section 4.01 and Notes for whose payment money or securities have theretofore been deposited in trust and thereafter repaid to the Company, as provided in Section 8.05) have been delivered to the Trustee for cancellation and the Company or any other Obligor has paid all sums payable under this Indenture, or

(B) the Notes mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving the notice of redemption and the Company or any other Obligor has irrevocably deposited with the Trustee, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee, as trust funds in trust solely for the benefit of the Holders for that purpose, money or U.S. Government Obligations sufficient (accompanied by a report delivered to the Trustee from a nationally recognized firm of independent public accountants (which may be the regularly employed accountants of the Company) regarding the calculation of the amount deposited in comparison to the interest, premium, maturity and other terms of this Indenture), without consideration of any reinvestment of interest, to pay principal, premium, if any, and interest on the Notes to the date of maturity or redemption, as the case may be, and to pay all other sums payable under this Indenture;

(2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, this Indenture or any other agreement or instrument to which the Company or any other Obligor is a party or by which the Company or any other Obligor is bound; and

(3) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as applicable.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of this Indenture have been satisfied.

With respect to the foregoing clause (1)(A), the Company’s obligations under Section 7.07 shall survive. With respect to the foregoing clause (1)(B), the Company’s obligations in Sections 2.02, 2.03, 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, 2.14, 4.01, 4.02, 7.07, 7.08, 8.04, 8.05 and 8.06 shall survive until the Notes are no longer outstanding. Thereafter, only the Company’s obligations in Sections 7.07, 8.04, 8.05 and 8.06 shall survive. After any such irrevocable deposit and delivery of an Officers’ Certificate and an Opinion of Counsel, the Trustee upon request shall acknowledge in writing the discharge of the Company’s obligations under the Notes and this Indenture except for those surviving obligations specified above.

SECTION 8.02. Defeasance and Discharge of Indenture. The Obligors will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 123rd day after the date of the deposit referred to in clause (1) of this Section 8.02, and the provisions of this Indenture will no longer be in effect with respect to the Notes, and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same if:

(1) with reference to this Section 8.02, the Company has irrevocably deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient (accompanied by a report delivered to the Trustee from a nationally recognized firm of independent public accountants (which may be the regularly employed accountants of the Company) regarding the calculation of the amount deposited in comparison to the interest, premium, maturity and other terms of this Indenture) to pay the principal of, premium, if any, and interest on the Notes on the Stated Maturity of such payments in accordance with the terms of this Indenture and the Notes;

(2) the Company has delivered to the Trustee

(A) either (i) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company’s exercise of its option under this Section 8.02 and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service (the “IRS”) to the same effect unless there has been a change in applicable federal income tax law after the Reference Closing Date such that a ruling is no longer required or (ii) a ruling directed to the Trustee received from the IRS to the same effect as the aforementioned Opinion of Counsel, and

(B) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and, after the passage of 123 days following the deposit, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

(3) immediately after giving effect to such deposit on a pro forma basis, no Default or Event of Default shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, this Indenture or any other agreement or instrument to which the Company, the Parent Company or any of their Subsidiaries is a party or by which the Company, the Parent Company or any of their Subsidiaries is bound; and

(4) if at such time the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge; and

(5) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the defeasance contemplated by this Section 8.02 have been complied with.

Notwithstanding the foregoing, prior to the end of the 123-day period referred to in clause (2)(B) of this Section 8.02, none of the Company’s or the Parent Company’s obligations under this Indenture shall be discharged. Subsequent to the end of such 123-day period with respect to this Section 8.02, the Company’s obligations in Sections 2.02, 2.03, 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, 2.14, 4.01, 4.02, 7.07, 7.08, 8.04, 8.05, 8.06 and the rights, powers, trusts, duties and immunities of the Trustee hereunder shall survive until the Notes are no longer outstanding. Thereafter, only the Company’s obligations in Sections 7.07, 8.04, 8.05 and 8.06 shall survive. If and when a ruling from the IRS or an Opinion of Counsel referred to in clause (2)(A) of this Section 8.02 is able to be provided specifically without regard to, and not in reliance upon, the continuance of the Company’s obligations under Section 4.01, then the Company’s obligations under such Section 4.01 shall cease upon delivery to the Trustee of such ruling or Opinion of Counsel and compliance with the other conditions precedent provided for herein relating to the defeasance contemplated by this Section 8.02.

After any such irrevocable deposit and delivery of an Officers’ Certificate and an Opinion of Counsel pursuant to clause (5) of this Section 8.02, the Trustee upon request shall acknowledge in writing the discharge of the Company’s obligations under the Notes and this Indenture except for those surviving obligations in the immediately preceding paragraph.

SECTION 8.03. Defeasance of Certain Obligations. The provisions of this Indenture will no longer be in effect with respect to clause (3) of Section 5.01 and Sections 4.03 through 4.12 and Section 4.20, and clause (3) of Section 6.01 with respect to clause (3) of Section 5.01, clause (4) of Section 6.01 with respect to Sections 4.03 through 4.12 and Section 4.20, and clauses (5) and (6) of Section 6.01 shall be deemed not to be Events of Default, in each case, with respect to the outstanding Notes if:

(1) with reference to this Section 8.03, the Company has irrevocably deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient (accompanied by a report delivered to the Trustee from a nationally recognized firm of independent public accountants (which may be the regularly employed accountants of the Company) regarding the calculation of the amount deposited in comparison to the interest, premium, maturity and other terms of this Indenture) to pay the principal of, premium, if any, and interest on the Notes on the Stated Maturity of such payments in accordance with the terms of this Indenture and the Notes;

(2) the Company has delivered to the Trustee an Opinion of Counsel to the effect that (A) the creation of the defeasance trust does not violate the Investment Company Act of 1940, (B) after the passage of 123 days following the deposit, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, (C) the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and (D) the Trustee, for the benefit of the Holders, has a valid first-priority security interest in the trust funds;

(3) immediately after giving effect to such deposit on a pro forma basis, no Default or Event of Default shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, this Indenture or any other agreement or instrument to which the Company, the Parent Company or any of their Subsidiaries is a party or by which the Company, the Parent Company or any of their Subsidiaries is bound;

(4) if at such time the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge; and

(5) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the defeasance contemplated by this Section 8.03 have been complied with.

SECTION 8.04. Application of Trust Money. Subject to Sections 8.05 and 8.06, the Trustee or Paying Agent shall hold in trust money or U.S. Government Obligations deposited with it pursuant to Section 8.01, 8.02 or 8.03, as the case may be, and shall apply the deposited money and the money from U.S. Government Obligations in accordance with the Notes and this Indenture to the payment of principal of, premium, if any, and interest on the Notes; but such money need not be segregated from other funds except to the extent required by law.

SECTION 8.05. Repayment to Company. Subject to Sections 7.07, 8.01, 8.02 and 8.03, the Trustee and the Paying Agent shall promptly pay to the Company upon request set forth in an Officers’ Certificate any excess money held by them at any time and thereupon shall be relieved from all liability with respect to such money. The Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal, premium, if any, or interest that remains unclaimed for two years; provided that the Trustee or Paying Agent before being required to make any payment may cause to be published at the expense of the Company once in a newspaper of general circulation in The City of New York or mail to each Holder entitled to such money at such Holder’s address (as set forth in the Security Register) notice that such money remains unclaimed and that after a date specified therein (which shall be at least 30 days from the date of such publication or mailing) any unclaimed balance of such money then remaining will be repaid to the Company. After payment to the Company, Holders entitled to such money must look to the Company for payment as general creditors unless an applicable law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

SECTION 8.06. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 8.01, 8.02 or 8.03, as the case may be, by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.01, 8.02 or 8.03, as the case may be, until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with Section 8.01, 8.02 or 8.03, as the case may be; provided that, if the Company has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE NINE

AMENDMENTS, SUPPLEMENTS AND WAIVERS

SECTION 9.01. Without Consent of the Holders. The Company, the Parent Company and the Subsidiary Guarantors, when authorized by a resolution of their Boards of Directors (as evidenced by Board Resolutions), and the Trustee may amend or supplement this Indenture or the Notes without notice to or the consent of any Holder:

(1) to cure any ambiguity, defect or inconsistency in this Indenture; provided that such amendments or supplements shall not, in the good faith opinion of the Board of Directors of the Parent Company as evidenced by a Board Resolution, adversely affect the interests of the Holders in any material respect;

(2) to comply with Article Five;

(3) to comply with any requirements of the Commission in connection with the qualification of this Indenture under the TIA;

(4) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee;

(5) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(6) to add one or more additional Guarantees on the terms required by this Indenture;

(7) to make any change that, in the good faith opinion of the Board of Directors of the Parent Company as evidenced by a Board Resolution, does not materially and adversely affect the rights of any Holder; or

(8) to conform the text of this Indenture, the Notes, the Parent Guarantee or any Subsidiary Guarantee to any provision in the section of the Offering Circular entitled “Description of 2022 Notes” to the extent that such provision in the section of the Offering Circular entitled “Description of 2022 Notes” was intended to be a verbatim recitation of a provision of this Indenture, the Notes, the Parent Guarantee or any Subsidiary Guarantee.

SECTION 9.02. With the Consent of Holders. Subject to Sections 6.04 and 6.07, the Company, the Parent Company and the Subsidiary Guarantors, when authorized by their Boards of Directors (as evidenced by a Board Resolution), and the Trustee may modify or amend this Indenture and the Notes with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding.

Notwithstanding the foregoing provisions of this Section 9.02, without the consent of each Holder affected, an amendment or waiver, including a waiver pursuant to Section 6.04, may not:

(1) change the Stated Maturity of the principal of, or any installment of interest on, any Note;

(2) reduce the principal amount of, or interest or premium, if any, on, any Note;

(3) change the place or currency of payment of principal of, or interest or premium, if any, on, any Note;

(4) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note or the Parent Guarantee or any Subsidiary Guarantee;

(5) reduce the above-stated percentage of outstanding Notes, the consent of whose Holders is necessary to modify or amend this Indenture;

(6) waive a default in the payment of principal of, or interest or premium, if any, on, the Notes or modify any provisions of this Indenture relating to modification or amendment thereof;

(7) release the Parent Guarantee or any Subsidiary Guarantee other than pursuant to the terms of this Indenture; or

(8) reduce the percentage or aggregate principal amount of outstanding Notes, the consent of whose Holders is necessary for waiver of compliance with this Indenture or for waiver of defaults.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. The Company will mail supplemental indentures to Holders upon request. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

SECTION 9.03. Revocation and Effect of Consent. Until an amendment or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the Note of the consenting Holder, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note or portion of its Note. Such revocation shall be effective only if the Trustee receives the notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver shall become effective on receipt by the Trustee of written consents from the Holders of the requisite percentage in principal amount of the outstanding Notes.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then, notwithstanding the last two sentences of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies) and only those Persons shall be entitled to consent to such amendment, supplement or waiver or to revoke any consent previously given, whether or not such persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder unless it is of the type described in the second paragraph of Section 9.02. In case of an amendment or waiver of the type described in the second paragraph of Section 9.02, the amendment or waiver shall bind each Holder who has consented to it and every subsequent Holder of a Note that evidences the same indebtedness as the Note of the consenting Holder.

SECTION 9.04. Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder to deliver such Note to the Trustee. At the Company’s expense, the Trustee may place an appropriate notation on the Note about the changed terms and return it to the Holder and the Trustee may place an appropriate notation on any Note thereafter authenticated. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue, and the Trustee shall authenticate, a new Note that reflects the changed terms. Failure to make the appropriate notation, or issue a new Note, shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.05. Trustee to Sign Amendments, Etc. The Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel complying with Section 11.03 and stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article Nine is authorized or permitted by this Indenture and that it will be valid and binding upon the Company. Subject to the preceding sentence, the Trustee shall sign such amendment, supplement or waiver if the same does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Trustee may, but shall not be obligated to, execute any such amendment, supplement or waiver that affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise.

SECTION 9.06. Conformity with Trust Indenture Act. Every supplemental indenture executed pursuant to this Article Nine shall conform to the requirements of the TIA as then in effect.

ARTICLE TEN

NOTE GUARANTEES

SECTION 10.01. Note Guarantees. Subject to this Article Ten, each Guarantor hereby, jointly and severally, fully and unconditionally guarantees to each Holder of a Note and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(a) the principal of, and premium, if any, and interest on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue premium, if any, and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(b) in the case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, such Guarantor shall be obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

Subject to Section 10.02, each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to the Company, each Guarantor or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or any Guarantor, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Holders and the Trustee, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article Six, such obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purpose of this Note Guarantee.

SECTION 10.02. Limitation on Guarantor Liability. Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that this Note Guarantee does not constitute a fraudulent transfer or conveyance for purposes of the United States Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any guarantee. To effectuate the foregoing intention, the Trustee, the Holders and each Guarantor hereby irrevocably agree that the obligations of each Guarantor under this Note Guarantee and this Article Ten shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of each Guarantor that are relevant under such laws, result in the obligations of such Guarantor under this Note Guarantee to not constitute a fraudulent transfer or conveyance.

SECTION 10.03. Execution and Delivery of Note Guarantees. Each Guarantor hereby agrees that its execution and delivery of this Indenture or any supplemental indentures pursuant to Sections 4.07 and 4.20 and this Section 10.03 shall evidence its Note Guarantee set forth in Section 10.01 without the need for any further notation on the Notes.

Each of the Guarantors hereby agrees that its Note Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation relating to such Note Guarantee.

If an Officer of a Guarantor whose signature is on this Indenture or any supplemental indenture no longer holds that office at the time the Trustee authenticates the Notes or at any time thereafter, such Guarantor’s Note Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of each Guarantor.

In the event that the Company or the Parent Company creates or acquires any new Restricted Subsidiaries subsequent to the date of this Indenture, if required by Section 4.07 or 4.20, the Parent Company and the Company jointly and severally agree to cause such Restricted Subsidiaries to execute supplemental indentures to this Indenture and Note Guarantees in accordance with Section 4.07 or 4.20 and this Article Ten, to the extent applicable. In addition, the Parent Company and the Company jointly and severally agree to use best efforts to obtain all regulatory approvals required in respect of the granting of, and if such approvals are granted to cause the grant of, a Subsidiary Guarantee by each of tw telecom of hawaii l.p. and tw telecom of new jersey l.p. by a supplemental indenture to this Indenture on or prior to the date that is 120 days following the Closing Date or as soon thereafter as practicable.

SECTION 10.04. Release of Subsidiary Guarantor. (a) Any Subsidiary Guarantor shall be released and relieved of any obligations under its Subsidiary Guarantee,

(i) upon any sale or other disposition (in a transaction that complies with this Indenture) by the Parent Company, the Company and their Restricted Subsidiaries of their Capital Stock or other ownership interests in such Subsidiary Guarantor such that such Subsidiary Guarantor immediately following such sale or disposition ceases to be a Subsidiary of any such entity;

(ii) upon the sale of all or substantially all of the assets of such Subsidiary in a transaction that complies with this Indenture;

(iii) if the Company properly designates that Subsidiary Guarantor as an Unrestricted Subsidiary under this Indenture; or

(iv) upon the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee pursuant to Section 4.07(b) hereof, except a discharge or release by or as a result of payment under such Guarantee.

Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that one of the foregoing requirements has been satisfied and the conditions to the release of a Subsidiary Guarantor under this Section 10.04 have been met, the Trustee shall execute any documents reasonably required in order to evidence the release of such Subsidiary Guarantor from its obligations under its Subsidiary Guarantee. If the Note Guarantee of any Subsidiary Guarantor is deemed to be released or is automatically released, the Company shall deliver to the Trustee an Officers’ Certificate stating the identity of the released Subsidiary Guarantor, the basis for release in reasonable detail, and that such release complies with this Indenture.

(b) Any Subsidiary Guarantor not released, in accordance with the terms of this Indenture, from its obligations under its Subsidiary Guarantee shall remain liable for the full amount of principal of, interest and premium, if any, on the Notes and for the other obligations of any Subsidiary Guarantor under this Indenture as provided in this Article Ten.

ARTICLE ELEVEN

MISCELLANEOUS

SECTION 11.01. Trust Indenture Act of 1939. Prior to the effectiveness of the Registration Statement, this Indenture shall incorporate and be governed by the provisions of the TIA that are required to be part of and to govern indentures qualified under the TIA. After the effectiveness of the Registration Statement, this Indenture shall be subject to the provisions of the TIA that are required to be a part of this Indenture and shall, to the extent applicable, be governed by such provisions.

SECTION 11.02. Notices. Any notice or communication shall be sufficiently given if in writing and delivered in person, mailed by first-class mail or sent by facsimile transmission, or delivered by a national courier service that provides next day delivery, addressed as follows:

if to the Company or the Parent Company:

tw telecom inc.

10475 Park Meadows Drive

Littleton, CO 80124

Fax No.: (303) 803-9636

Attention: Tina A. Davis, Esq.

if to the Trustee:

Wells Fargo Bank, National Association

10 South Wacker Drive, 13th Floor

Chicago, Illinois 60606

Fax No: (312) 726-2158

Attention: Corporate Trust Services

The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be mailed to it at its address as it appears on the Security Register by first-class mail or delivered by a national courier service that provides next day delivery and shall be sufficiently given to him if so mailed within the time prescribed. Any notice or communication shall also be so mailed to any Person described in TIA Section 313(c), to the extent required by the TIA. Copies of any such communication or notice to a Holder shall also be mailed to the Trustee and each Agent at the same time. Where this Indenture or any Note provides for notice of any event (including any notice of redemption or an Offer to Purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary (or its designee) pursuant to the standing instructions from the Depositary or its designee, including by electronic mail in accordance with its operational arrangements or other applicable Depositary procedures.

Failure to mail notice or communication to a Holder as provided herein or any defect in any such notice or communication shall not affect its sufficiency with respect to other Holders. Except for a notice to the Trustee, which is deemed given only when received, and except as otherwise provided in this Indenture, if a notice or communication is mailed in the manner provided in this Section 11.02, it is duly given, whether or not the addressee receives it.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

SECTION 11.03. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(i) an Officers’ Certificate stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(ii) an Opinion of Counsel stating that, in the opinion of such Counsel, all such conditions precedent have been complied with.

SECTION 11.04. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(i) a statement that each person signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

(ii) a brief statement as to the nature and scope of the examination or investigation upon which the statement or opinion contained in such certificate or opinion is based;

(iii) a statement that, in the opinion of each such person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv) a statement as to whether or not, in the opinion of each such person, such condition or covenant has been complied with; provided, however, that, with respect to matters of fact, an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.

SECTION 11.05. Acts of Holders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing or may be embodied in or evidenced by an electronic transmission which identifies the documents containing the proposal on which such consent is requested and certifies such Holders’ consent thereto and agreement to be bound thereby; and except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee, and, where it is hereby expressly required, to the Company. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness to such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by an officer of a corporation or a member of a partnership, on behalf of such corporation or partnership, such certificate or affidavit shall also constitute sufficient proof of his authority. The fact and date of the execution of any such instrument or writing, or the authority of the person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Security Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note or the Holder of every Note issued upon the transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, suffered or omitted to be done by the Trustee, any Paying Agent or the Company in reliance thereon, whether or not notation of such action is made upon such Note.

(e) If the Company shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other action, the Company may, at its option, by Board Resolution, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other action, but the Company shall have no obligation to do so. Notwithstanding TIA Section 316(c), any such record date shall be the record date specified in or pursuant to such Board Resolution, which shall be a date not more than 30 days prior to the first solicitation of Holders generally in connection therewith and no later than the date such solicitation is completed.

If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other action may be given before or after the record date, but only the Holders of record at the close of business on the record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of Notes outstanding have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other action, and for that purpose the Notes outstanding shall be computed as of the record date; provided that no such authorization, agreement or consent by the Holders on the record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than six months after the record date, and that no such authorization, agreement or consent may be amended, withdrawn or revoked once given by a Holder, unless the Company shall provide for such amendment, withdrawal or revocation in conjunction with such solicitation of authorizations, agreements or consents or unless and to the extent required by applicable law.

(f) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done or suffered to be done by the Trustee or the Company in reliance thereon whether or not notation of such action is made upon such Note.

SECTION 11.06. Rules by Trustee, Paying Agent or Registrar. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Paying Agent or Registrar may make reasonable rules for its functions.

SECTION 11.07. Payment Date Other Than a Business Day. If an Interest Payment Date, Redemption Date, Payment Date, Stated Maturity or date of maturity of any Note shall not be a Business Day, then payment of principal of, premium, if any, or interest on such Note, as the case may be, need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Payment Date or Redemption Date, or at the Stated Maturity or date of maturity of such Note; provided that no interest shall accrue with respect to such payment for the period from and after such Interest Payment Date, Payment Date, Redemption Date, Stated Maturity or date of maturity, as the case may be.

SECTION 11.08. Governing Law. This Indenture, the Parent Guarantee, the Subsidiary Guarantees and the Notes shall be governed by the laws of the State of New York. The Trustee, the Company, the Guarantors and the Holders agree to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to this Indenture, the Parent Guarantee, the Subsidiary Guarantees or the Notes.

SECTION 11.09. No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret another indenture, loan or debt agreement of the Parent Company or the Company or any Subsidiary of the Parent Company or the Company. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 11.10. No Recourse Against Others. No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Parent Company, the Company or any Subsidiary Guarantor contained in this Indenture or in any of the Notes, or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator or against any past, present or future partner, stockholder, other equityholder, officer, director, employee or controlling person, as such, of either the Parent Company, the Company or any Subsidiary Guarantor, or of any successor Persons, either directly or through the Parent Company, the Company or any Subsidiary Guarantor, or any successor Persons, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is, without impairing any Guarantee of the Notes, hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Indenture and the issue of the Notes.

SECTION 11.11. Successors. All agreements of the Parent Company, the Company or the Subsidiary Guarantors in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successor.

SECTION 11.12. Duplicate Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 11.13. Separability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 11.14. Table of Contents, Headings, Etc. The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

SECTION 11.15. USA PATRIOT Act. The Company and the Guarantors acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the date first written above.

tw telecom holdings inc.

by	/s/ Tina Davis

Name: Tina Davis
Title: Senior Vice President and General Counsel

tw telecom inc.

by	/s/ Tina Davis

Name: Tina Davis
Title: Senior Vice President and General Counsel

tw holdings II llc

tw telecom of arizona llc

tw telecom of colorado llc

tw telecom of idaho llc

tw telecom of iowa llc

tw telecom of illinois llc

tw telecom of minnesota llc

tw telecom of new mexico llc

tw telecom of ohio llc

tw telecom of oregon llc

tw telecom of south carolina llc

tw telecom of tennessee llc

tw telecom of texas llc

tw telecom of utah llc

tw telecom of washington llc

tw telecom data services llc

tw telecom management co. llc

by: tw telecom holdings inc., its sole member

tw telecom of california l.p.

tw telecom of florida l.p.

tw telecom of georgia l.p.

tw telecom of indiana l.p.

tw telecom of new york l.p.

tw telecom of north carolina l.p.

tw telecom of wisconsin l.p.

tw telecom l.p.

by: tw telecom holdings inc., its general partner

by	/s/ Tina Davis

Name: Tina Davis
Title: Senior Vice President and General Counsel

tw telecom of alabama llc

tw telecom of arkansas llc

tw telecom of d.c. llc

tw telecom of kansas city llc

tw telecom of kentucky llc

tw telecom of louisiana llc

tw telecom of maryland llc

tw telecom of mississippi llc

tw telecom of nevada llc

tw telecom of oklahoma llc

tw telecom of virginia llc

by: tw telecom management co. llc, its sole member

by	/s/ Tina Davis

Name: Tina Davis
Title: Senior Vice President and General Counsel

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

by	/s/ Gregory S. Clarke

Name: Gregory S. Clarke
Title: Vice President